                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT is made as of the 17th day of December, 2004 by and among:

(i) LINCOLN ELECTRIC HOLDINGS, INC., an Ohio corporation ("Holdings"), THE LINCOLN ELECTRIC COMPANY, an Ohio corporation ("Lincoln"), LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY, a Delaware corporation ("International"), HARRIS CALORIFIC, INC., a Delaware corporation ("Harris"), and LINCOLN GLOBAL, INC., a Delaware corporation ("Global" and with Harris, International, Lincoln and Holdings, each an "Borrower" and, collectively, the "Borrowers");

(ii) The financial institutions named in Annex A attached hereto and made a part hereof and their successors and assigns (hereinafter sometimes collectively called the "Lenders" and each individually a "Lender"); and

(iii) KEYBANK NATIONAL ASSOCIATION, a national banking association, Cleveland, Ohio, in its capacity as letter of credit issuer and its successors and assigns (the "Letter of Credit Issuer"); and

(iv) KEYBANK NATIONAL ASSOCIATION, a national banking association, Cleveland, Ohio, as Administrative Agent for the Lenders under this Agreement (hereinafter sometimes called the "Agent").

                                    Recitals:

      The Borrowers are indebted to certain banks or lending institutions under and pursuant to the Existing Credit Agreement (defined below).

      The Borrowers have requested the Lenders to extend credit to the Borrowers in order to enable the Borrowers to borrow on a revolving credit basis and to have letters of credit issued at their request, on and after the date hereof and at any time and from time to time during the Commitment Period (defined below), in an aggregate principal amount not in excess of the Total Commitment Amount at any time outstanding. The proceeds of such loans and credits are to be used (a) to repay sums owing under and pursuant to the Existing Credit Agreement, (b) for the general corporate working capital purposes of Holdings and its Subsidiaries and (c) for other general corporate purposes, including, without limitation, but subject to the terms and conditions hereinafter set forth, the acquisition of other businesses. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

                                   Agreements:

      NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Borrowers, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

      "Accrual Period" shall mean (i) the period commencing with the first day of the Commitment Period and ending on the close of business March 31, 2005, and
(ii) thereafter, each of the following successive periods during the Commitment Period commencing with each, as the case may be, Fee Adjustment Date or Interest Adjustment Date during the Commitment Period, commencing with the Fee Adjustment Date and Interest Adjustment Date which are April 1, 2005:

            April 1 through May 31, inclusive
            June 1 through August 31, inclusive
            September 1 through November 30, inclusive
            December 1 through March 31, inclusive.

      "Acquisition" shall mean and include (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business operated by any Person who is not a Subsidiary of Holdings, and (ii) any acquisition of a majority of the outstanding equity or other similar interests in any such Person (whether by merger, stock purchase or otherwise).

      "Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage, and which Adjusted LIBOR shall be automatically adjusted on and as of the effective date of any change in the Reserve Percentage.

      "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations owing by the Borrowers to the Lenders if such payment results in that Lender having a lesser share (based upon its Ratable Share) of such Obligations to the Lenders than was the case immediately before such payment.

      "Affected Lender" has the meaning assigned to such term in Section 3.8.

      "Affiliate" shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A

Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 50% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a Person shall not, solely by reason of such status, be considered an Affiliate of such Person; and (y) none of the Lenders, the Agent, or the Letter of Credit Issuer shall in any event be considered to be an Affiliate of Holdings or any of its Subsidiaries.

      "Agent" has the meaning assigned to such term in the preamble of this Agreement and any successor thereto pursuant to Section 13.

      "Agreement" shall mean this Credit Agreement, as the same may from time to time be amended, supplemented, restated or otherwise modified.

      "Anniversary Date" shall mean the date which is one (1) year after the Closing Date (which Closing Date the Agent shall confirm to the Borrowers in writing, and which the Borrowers shall acknowledge in writing) occurs and each successive anniversary of such date thereafter.

      "Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

      "Applicable Fee Percentage" shall mean, on each day of any Accrual Period, with respect to any Facility Fee,

      (i) commencing on the first day of the Commitment Period and continuing through and including March 31, 2005, ten (10) Basis Points per annum, and

      (ii) effective on the Fee Adjustment Date which is April 1, 2005 and on each Fee Adjustment Date thereafter, the Basis Points per annum indicated in the following table corresponding to Holdings' Net Leverage Ratio as of the Fee Determination Date for each such Fee Adjustment Date:

    Net Leverage Ratio:              Applicable Fee Percentage (in Basis Points):
    ------------------               -------------------------------------------
Equal to or greater than 2.50 to 1   Twenty (20)

Less than 2.50 to 1, but equal to
   or greater than 2.00 to 1         Eighteen and three-fourths (18.75)

Less than 2.00 to 1, but equal to
   or greater than 1.50 to 1         Fifteen (15)

Less than 1.50 to 1, but equal to
   or greater than 1.00 to 1         Twelve and one-half (12.50)

Less than 1.00 to 1                  Ten (10);

provided, however, that, (a) at any and all times during which the Borrowers are in default of the timely delivery of (1) the financial statements required by
Section 8.1(a) or Section 8.1(b), as the case may be, for any period or (2) the certificate complying with Section 8.1(c)(ii) certifying the Net Leverage Ratio, the Applicable Fee Percentage shall be twenty (20) Basis Points, and (b) the accrual of fees based upon the Applicable Fee Percentage pursuant to clause (a) of this proviso shall not be construed to waive any Event of Default which may exist by reason of such failure or limit any right or remedy of the Agent or the Lenders.

      "Applicable LIBOR Percentage" shall mean, on each day of any Accrual Period with respect to any LIBOR Loans comprising a Revolving Credit Borrowing,

      (i) commencing on the first day of the Commitment Period and continuing through and including March 31, 2005, thirty (30) Basis Points per annum, and

      (ii) effective on the Interest Adjustment Date which is April 1, 2005 and on each Interest Adjustment Date thereafter, the Basis Points per annum indicated in the applicable table below corresponding to Holdings' Net Leverage Ratio as of the Interest Determination Date for each such Interest Adjustment Date:

                                           Applicable LIBOR
Net Leverage Ratio:                  Percentage (in Basis Points):
------------------                   ----------------------------
Equal to or greater than 2.50 to 1   Seventy-five (75)

Less than 2.50 to 1, but equal to
   or greater than 2.00 to 1         Fifty-six and one-fourth (56.25)

Less than 2.00 to 1, but equal to
   or greater than 1.50 to 1         Forty-five (45)

Less than 1.50 to 1, but equal to
   or greater than 1.00 to 1         Thirty-two and one-half (32.50)

Less than 1.00 to 1                  Thirty (30)

provided, however, that, (a) at any and all times during which the Borrowers are in default of the timely delivery of (1) the financial statements required by
Section 8.1(a) or Section 8.1(b), as the case may be, for any period or (2) the certificate complying with Section 8.1(c)(ii) certifying the Net Leverage Ratio, the Applicable LIBOR Percentage shall be one hundred twelve and one-half (112.50) Basis Points, and (b) the accrual of interest based upon the Applicable LIBOR

Percentage pursuant to clause (a) of this proviso shall not be construed to waive any Event of Default which may exist by reason of such failure or limit any right or remedy of the Agent or the Lenders.

      "Banking Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio and New York, New York; provided, however, that, when used in connection with a LIBOR Loan, "Banking Day" shall mean any such day on which banks are open for dealings in or quoting deposit rates for dollar deposits in the London interbank market.

      "Basis Point" shall mean one one-hundredth of one percent (0.01%).

      "Blocked Person" shall have the meaning assigned to such term in Section
10.13 hereof.

      "Borrower" and "Borrowers" has the meaning assigned to such term in the preamble of this Agreement.

      "Borrower Property" shall mean any real property and improvements owned, leased, used, operated or occupied by any Borrower or any of their respective corporate predecessors, including any soil, surface water or groundwater on or under such real property and improvements.

      "Capitalized Leases" shall mean, in respect of any Person, any lease of property imposing obligations on such Person, as lessee of such property, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

      "Cash Equivalent" shall mean (a) any debt instrument that would be deemed a cash equivalent in accordance with GAAP and that has an investment grade rating from Moody's and/or S& P; (b) fully collateralized repurchase agreements entered into with any financial institution that has an investment grade rating from Moody's and S&P having a term of not more than 90 days and covering securities described in clause (a) above; (c) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clause (a) above or in other securities having an investment grade rating from Moody's and S& P; (d) investments in money market funds access to which is provided as part of "sweep" accounts maintained with a financial institution that has an investment grade rating from Moody's and S&P, or the foreign equivalent thereof; (e) investments in tax exempt bonds and notes that
(i) "re-set" interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) whose principal and accrued interest are guaranteed or payment of which is assured by an organization that has an investment grade rating from Moody's and S&P, or the foreign equivalent thereof; and (f) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (e).

      "Change of Control" shall mean and include any of the following:

            (i) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted any Holdings' Board of Directors (together with any new directors (x) whose election by Holdings' Board of Directors was, or (y) whose nomination for election by Holdings' shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office;

            (ii) any person or group (as such term is defined in section 13(d)(3) of the 1934 Act) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 50%, on a fully diluted basis, of the economic or voting interest in Holdings' capital stock;

            (iii) the shareholders of Holdings approve a merger or consolidation of such with any other person, other than a merger or consolidation which would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the voting securities of Holdings or such surviving or resulting entity outstanding after such merger or consolidation;

            (iv) the shareholders of Holdings approve a plan of complete liquidation of Holdings or an agreement or agreements for the sale or disposition by Holdings of all or substantially all of Holdings' assets; and/or

            (v) Holdings ceases to own one hundred percent (100%) of the issued and outstanding capital stock of a Borrower, except as a result of a transaction expressly permitted in Section 9.3, below.

      "Closing Date" shall mean December 17, 2004 or such other date which is acceptable to the Agent and the Lenders.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

      "Commitment" shall mean, with respect to each Lender, the obligation hereunder of such Lender to make Loans and to participate in the risks of all Letters of Credit issued by the Letter of Credit Issuer at Holdings' request on behalf of the Borrowers, up to the amount set forth opposite such Lender's name under the column headed "Commitments" as set forth in Annex A hereof during the Commitment Period as such Commitment may be reduced in accordance with a reduction in the Total Commitment Amount pursuant to Section 3.2 hereof or increased pursuant to Section 3.11 hereof.

      "Commitment Period" shall mean the period from (i) the Closing Date to
(ii) the fifth (5th) Anniversary Date, or such earlier date on which the Commitments are terminated pursuant to the terms hereof.

      "Consolidated" shall mean Holdings and its Subsidiaries, taken as a whole in accordance with GAAP.

      "Consolidated Fixed Charges" shall mean, with respect to any period, the sum of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Rentals for such period.

      "Consolidated Income Available for Fixed Charges" shall mean, with respect to any period, Consolidated Net Income for such period, plus all amounts deducted in the computation thereof on account of (a) Consolidated Fixed Charges and (b) taxes imposed on or measured by income or excess profits.

      "Consolidated Interest Expense" shall mean, for any period, Interest Expense of Holdings and its Subsidiaries on a Consolidated basis.

      "Consolidated Lease Rentals" shall mean, with respect to any period, the sum of the rental and other obligations required to be paid during such period by Holdings and its Subsidiaries as lessee under all leases of real or personal property (other than Capitalized Leases), on a Consolidated basis, excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided that, if at the date of determination, any such rental or other obligations (or portion thereof) are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (or such portion thereof) (i) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a responsible officer of Holdings on a reasonable basis and in good faith.

      "Consolidated Net Income" shall mean, with reference to any period, the net income (or loss) of Holdings and its Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, after eliminating all offsetting debits and credits between Holdings and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Holdings and its Subsidiaries in accordance with GAAP, provided that there shall be excluded:

            (a) the income (or loss) of any Person (other than a Subsidiary) in which Holdings or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by Holdings or such Subsidiary in the form of cash dividends or similar cash distributions,

            (b) the undistributed earnings of any Subsidiary to the extent that, to the best of the knowledge of the Holdings, the declaration or payment of dividends or similar distributions by such Subsidiary is (i) not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, or (ii) otherwise unavailable for payment,

            (c) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of Investments or capital assets (such term to include, without limitation, the following, whether or not current: all fixed assets, whether tangible or intangible, and all inventory sold in conjunction with the disposition of fixed assets), and any taxes on such net gain (or net loss),

            (d) any non-cash gains or losses resulting from any write-up or reappraisal of any assets, including, without limitation, goodwill of such Person as well as goodwill impairments and losses traced to the write-off of goodwill associated with the sale or other disposition of a business by such Person,

            (e) any net gain from the collection of the proceeds of life insurance policies,

            (f) any gain arising from the acquisition of any security (as defined in the Securities Act of 1933), or the extinguishment, under GAAP, of any Indebtedness, of Holdings or any Subsidiary,

            (g) any deferred or other credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; and

            (h) any non-cash charges related to the implementation by Holdings and its Subsidiaries of FASB Statement 142.

      "Consolidated Net Worth" shall mean, at any time,

            (a) the sum (adjusted for any non-cash charges related to the implementation by Holdings and its Subsidiaries of FASB Statement 142) of
      (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of Holdings and its Subsidiaries, plus (ii) the amount of the paid-in capital and retained earnings of Holdings and its Subsidiaries, in each case as such amounts would be shown on a Consolidated balance sheet of Holdings and its Subsidiaries as of such time prepared in accordance with GAAP, minus

            (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

      "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Code of 1986, of which any Borrower is a part.

      "Credit Event" shall mean (a) the obligation of (i) each Lender to make a Loan on the occasion of each Revolving Credit Borrowing, (ii) the Letter of Credit Issuer to issue any Letter of Credit, or (iii) any Lender to participate in the risk of any Letter of Credit, (b) the making of a Loan by any Lender, (c) the delivery by Holdings on behalf of the Borrowers of (i) a Notice of Borrowing requesting a Revolving Credit Borrowing or a Letter of Credit or (ii) a Rate Conversion/Continuation Request requesting the conversion or continuation of Revolving Credit Loans, (d) a Rate Conversion or Rate Continuation, or (e) the acceptance by any Borrower of proceeds of any Revolving Credit Borrowing.

      "Default under ERISA" shall mean (a) the occurrence or existence of a material "accumulated funding deficiency" (as defined in ERISA) in respect of any Plan within the scope of Section 302(a) of ERISA or (b) any failure by any Borrower to make a full and timely payment of premiums required by Section 4001 of ERISA in respect of any Plan, or (c) the occurrence or existence of any material liability under Section 4062, 4063, 4064, 4069, 4201, 4217 or 4243 of ERISA in respect of any Plan, or (d) the occurrence or existence of any material breach of any other Law or regulation in respect of any such Plan, or (e) the institution or existence of any action for the forcible termination of any such Plan which is within the scope of Section 4001(a)(3) or (15) or ERISA.

      "Distribution" shall mean any payment made, liability incurred and other consideration (other than any stock dividend, or stock split or similar distributions payable only in capital stock of a Borrower) given (i) for the purchase, acquisition, redemption or retirement of any capital stock of a Borrower or (ii) as a dividend, return of capital or other distribution of any kind in respect of a Borrower's capital stock outstanding at any time.

      "Domestic Subsidiary" means any Subsidiary which is incorporated or organized in the United States or any state or territory thereof.

      "EBITDA" shall mean, for any period, the sum of the amounts of (i) Consolidated Net Income, (ii) Consolidated Interest Expense for such period,
(iii) depreciation for such period on a Consolidated basis, as determined in accordance with GAAP, (iv) amortization for such period on a Consolidated basis, as determined in accordance with GAAP, and (v) all provisions for any taxes imposed on or measured by income or excess profits made by Holdings and its Subsidiaries during such period.

      "Environmental Laws" shall mean any federal, state or local Law, regulation, ordinance, or order pertaining to the protection of the environment and the health and safety of the public, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Sections 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC Sections 6901 et seq., the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq., the Federal Water Pollution Control Act (33 USC Sections 1251 et seq.), the Toxic Substances Control Act (15 USC Sections 2601 et seq.) and the Occupational Safety and Health Act (29 USC Sections 651 et seq.), and all similar state, regional or local Laws, treaties, regulations, statutes or ordinances, common Law, civil Laws, or any case precedents, rulings, requirements, directives or requests having the force of Law of any foreign or domestic governmental authority, agency or tribunal, and all foreign equivalents thereof, as the same have been or hereafter may be amended, and any and all analogous future Laws, treaties, regulations, statutes or ordinances, common Law, civil Laws, or any case precedents, rulings, requirements, directives or requests having the force of Law of any foreign or domestic governmental authority, agency or tribunal and the regulations promulgated pursuant thereto, which governs: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the emission or discharge of Hazardous Materials into the environment; (iii) the control of hazardous wastes; (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials; or (v) the maintenance and development of wetlands.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (Public Law 93406), as amended, and in the event of any amendment affecting any section thereof referred to in this Agreement, that reference shall be reference to that section as amended, supplemented, replaced or otherwise modified.

      "ERISA Affiliate" of any Person shall mean any other Person that for purposes of Title IV of ERISA is a member of such Person's Controlled Group, or under common control with such Person, within the meaning of Section 414 of the Code.

      "ERISA Regulator" shall mean any governmental agency (such as the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation) having any regulatory authority over any Plan.

      "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Event of Default" has the meaning assigned to such term in Article 11.

      "Exemption Certificate" has the meaning assigned to such term in Section 3.9(f).

      "Existing Credit Agreement" shall mean the Credit Agreement dated April 24, 2002, as amended, among Lincoln and others, as borrowers, KeyBank, as agent, and various lenders party thereto.

      "Facility Fee" has the meaning assigned to such term in Section 3.4(a).

      "Fed Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

      "Fee Adjustment Date" shall mean each April 1, June 1, September 1 and December 1 during the Commitment Period, commencing with April 1, 2005.

      "Fee Determination Date" shall mean, as to each Fee Adjustment Date, the last day of the Fiscal Quarter most recently ended prior to such Fee Adjustment Date; provided that, as to the Fee Adjustment Date that is April 1 of any year, the Fee Determination Date shall be December 31 of the immediately preceding year (that is, the last day of the Fiscal Year most recently ended prior to such April 1 Fee Adjustment Date). By way of example, the Fee Determination Date for the Fee Adjustment Date on June 1, 2005 shall be March 31, 2005, which is the last day of the Fiscal Quarter most recently ended prior to such Fee Adjustment Date.

      "Fiscal Quarter" shall mean any of the four consecutive three-month fiscal accounting periods collectively forming a Fiscal Year of Holdings consistent with Holdings' past practice.

      "Fiscal Year" shall mean Holdings' regular annual accounting period which shall end December 31, 2004, in respect of Holdings' current annual accounting period, and which thereafter shall end on December 31 of each succeeding calendar year.

      "Fixed Charges Coverage Ratio" shall mean, at any time, the ratio of (a) Consolidated Income Available for Fixed Charges for the period of four consecutive fiscal quarters ending as of the most recent fiscal quarter ended prior to such time to (b) Consolidated Fixed Charges for such period.

      "Former Agent" has the meaning assigned to such term in Section 13.13.

      "Former LC Bank" has the meaning assigned to such term in Section 5.3.

      "Funded Debt" shall mean (a) Indebtedness, other than Indebtedness of the types described in clauses (ix), (x), (xii) and (xiii) of the definition of such term, below, and (b) all guaranty obligations of such Person in respect of any Indebtedness of the type described in clause (a) of this definition.

      "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Sections 8.16 through 8.20, inclusive, including defined terms as used therein, are subject (to the extent provided therein) to Sections 1.1 and 1.3.

      "Guarantor" shall mean one who pledges his, her or its credit or property in any manner for the payment or other performance of the Indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of collection or payment), any obligor in respect of a standby letter of credit or surety bond issued for the obligor's account, and surety, any co-maker, any endorser, and anyone who agrees conditionally or otherwise to make any loan, purchase or investment in order thereby to enable another to prevent or correct a default of any kind.

      "Guaranty" shall mean the obligation of a Guarantor.

      "Hazardous Material" shall mean and include (i) any asbestos or other material composed of or containing asbestos which is, or may become, even if properly managed, friable, (ii) petroleum and any petroleum product, including crude oil or any fraction thereof, and natural gas or synthetic natural gas liquids or mixtures thereof,
(iii) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) CERCLA or RCRA, any so-called "Superfund" or "Superlien" law, or any other applicable Environmental Laws, and (iv) any other substance whose generation, handling, transportation, treatment or disposal is regulated pursuant to any Environmental Laws.

      "Incipient Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any Event of Default and which has not been appropriately waived by the Lenders in writing or fully corrected prior to becoming an actual Event of Default.

      "Increased Rate" shall mean, at any time and from time to time, a rate of interest per annum which (i) as to any LIBOR Loan, is Three Hundred (300) Basis Points in excess of the rate of interest otherwise accruing on such Loan at such time, and (ii) as to other Obligations, including, without limitation Prime Rate Loans, One Hundred (100) Basis Points in excess of the Prime Rate.

      "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness for money borrowed of such Person; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; (vii) all Capitalized Lease obligations of such Person and all Indebtedness of such Person secured by purchase money Liens; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all "synthetic" leases (i.e. leases accounted for by the lessee as operating leases under which the lessee is the "owner" of the leased property for Federal income tax purposes); (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under any so-called `hedge', `swap', `collar', `cap' or similar interest rate or currency fluctuation protection agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), including, without limitation, in connection with a Qualifying Securitization Transaction, other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable stock (or other equity interest) of such Person; and (xiii) all guaranty obligations of such Person; provided that (a) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, unless evidenced by a note, shall constitute Indebtedness; and (b) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

      "Initial Credit Event" shall mean the first Credit Event hereunder to occur.

      "Interest Adjustment Date" shall mean each April 1, June 1, September 1 and December 1 during the Commitment Period, commencing with April 1, 2005.

      "Interest Determination Date" shall mean, as to each Interest Adjustment Date, the last day of the Fiscal Quarter most recently ended prior to such Interest Adjustment Date; provided that, as to the Interest Adjustment Date that is April 1 of any year, the Interest Determination Date shall be December 31 of the immediately preceding year (that is, the last day of the Fiscal Year most recently ended prior to such April 1 Fee Adjustment Date). By way of example, the Interest Determination Date for the Interest Adjustment Date on June 1, 2005 shall be March 31, 2005, which is the last day of the Fiscal Quarter most recently ended prior to such Interest Adjustment Date.

      "Interest Expense" shall mean, for any fiscal period, all expense of Holdings or any of its Subsidiaries for such fiscal period classified as interest expense for such period, including capitalized interest and interest under "synthetic" leases, in accordance with GAAP.

      "Interest Period" shall mean, for each of the LIBOR Loans comprising a Revolving Credit Borrowing, the period commencing on the date of such Loans or the date of the Rate Conversion or Rate Continuation of any Loans into such LIBOR Loans and ending on the numerically corresponding day of the period selected by Holdings on behalf of the Borrowers pursuant to the provisions hereof and each subsequent period commencing on the last day of the immediately preceding Interest Period in respect of such Loans and ending on the last day of the period selected by Holdings on behalf of the Borrowers pursuant to the provisions hereof. The duration of each such Interest Period shall be one (1), two (2), three (3) or six (6) months, in each case as Holdings on behalf of the Borrowers may select, upon delivery to the Agent of a Notice of Borrowing therefor in accordance with Section 3.l(d) hereof; provided, however, that:

      (i) Interest Periods for Loans comprising part of the same Revolving Credit Borrowing shall be of the same duration;

      (ii) no Interest Period may end on a date later than the last day of the Commitment Period;

      (iii) if there is no such numerically corresponding day in the month that is such, as the case may be, first, second, third or sixth month after the commencement of an Interest Period, such Interest Period shall end on the last day of such month;

      (iv) whenever the last day of any Interest Period in respect of LIBOR Loans would otherwise occur on a day other than a Banking Day, the last day of such Interest Period shall be extended to occur on the next succeeding Banking Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Banking Day; and

      (v) Holdings, on behalf of the Borrowers, may not select any Interest Period ending after the date of any reduction in the Total Commitment Amount unless, after giving effect to such selection, the aggregate unpaid principal amount of any then outstanding Prime Rate Loans taken together with the principal amount of any then outstanding LIBOR Loans having Interest Periods ending on or prior to the date of such reduction shall be at least equal to the principal amount of the Revolving Credit Loans due and payable on or prior to such date.

      "Investment" means any investment, made in cash, by undertaking or by delivery of property, by Holdings or any of its Subsidiaries (i) in any Person, whether by acquisition of stock or other equity interest, joint venture or partnership, Indebtedness or other obligation or security, or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property.

      "KeyBank" shall mean KeyBank National Association, a national banking association, its successors and assigns.

      "LC Sublimit" shall mean the amount Fifteen Million Dollars ($15,000,000).

      "Law" shall mean any law, treaty, regulation, statute or ordinance, common law, civil law, or any case precedent, ruling, requirement, directive or request having the force of law of any foreign or domestic governmental authority, agency or tribunal.

      "Lender" or "Lenders" has the meaning assigned to such term in the preamble of this Agreement.

      "Lender Debt" shall mean, collectively, every Indebtedness and liability now or hereafter owing by any Borrower to the Lenders or any thereof, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of Law, whether incurred directly to the Lenders or any thereof or acquired by any or all thereof by purchase, pledge or otherwise, and whether participated to or from the Lenders or any thereof in whole or in part.

      "Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Lending Office" below its name on the signature pages hereto, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrowers and the Agent as the office at which Loans are to be made and maintained.

      "Letter of Credit" shall mean any standby letter of credit issued by the Letter of Credit Issuer on a risk-participated basis with the other Lenders pursuant to the provisions of this Agreement.

      "Letter of Credit Issuer" shall mean KeyBank and any successor thereto pursuant to Section 5.3.

      "LIBOR" shall mean, with respect to any LIBOR Loan for any Interest Period, the per annum rate of interest, determined by the Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Banking Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, appearing on page 3750 of the Dow Jones Telerate Service (or any successor to or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Agent as of approximately 11:00 A.M. (London time) two (2) Banking Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds approximately equal in principal amount to such LIBOR Loan and for a maturity comparable to the Interest Period are offered to KeyBank by prime banks in the London interbank market.

      "LIBOR Loans" shall mean those Loans described in Section 3.1 hereof on which the Borrowers shall pay interest at a rate based on LIBOR.

      "Lien" shall mean any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

      "Lincoln Party" shall mean any of the Borrowers or any other direct or indirect Subsidiary of any of them from time to time, collectively, the "Lincoln Parties".

      "Loan" shall mean a Revolving Credit Loan made by a Lender to or for the account of the Borrowers pursuant to Article 3 and refers to a Prime Rate Loan or a LIBOR Loan.

      "Loan Document" shall mean this Agreement, any assignment, note (including the Notes), guaranty, subordination agreement (including, without limitation, subordination provisions contained in documents evidencing or governing Subordinated Indebtedness), Reimbursement Agreement, financial statement, certificate, audit report or other writing furnished by the Borrowers, or any of their officers to the Lenders pursuant to or otherwise in connection with this Agreement.

      "Majority Lenders" shall mean, at any time of determination, one or more Lenders having Commitments in the aggregate of at least fifty-one percent (51%) of the Total Commitment Amount or, in the event that the Commitments of the Lenders shall have been terminated, the Lenders holding fifty-one percent (51%) of the amount of the outstanding Revolving Credit Loans.

      "Material Adverse Effect" shall mean the occurrence or existence of (a) a material adverse effect on the business, results of operations or financial condition of a Borrower, or (b) a material adverse effect on the ability of a Borrower to perform its Obligations under this Agreement or any of the other Loan Documents, or (c) a material adverse effect on the legality, validity or enforceability of a Borrower's Obligations under this Agreement or any of the other Loan Documents.

      "Moody's" shall mean Moody's Investors Service, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to debt, then any other nationally recognized statistical rating agency designated by the Agent and reasonably acceptable to the Borrowers.

      "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

      "Net Funded Debt" shall mean, as at the date of any determination, an amount equal to (a) Total Funded Debt at such date, minus (b) on a Consolidated basis, cash and Cash Equivalents of Holdings and its Domestic Subsidiaries at such date.

      "Net Leverage Ratio" shall mean, as of the end of any Fiscal Quarter, the ratio of (i) Net Funded Debt outstanding as of the end of such Fiscal Quarter to
(ii) Trailing EBITDA as of the end of such Fiscal Quarter.

      "Note" or "Notes" shall mean a note or notes executed and delivered pursuant to Section 3.1(c) hereof.

      "Notice of Borrowing" shall have the meaning assigned to such term in
Section 3.1(d).

      "Obligations" shall mean the obligations of the Borrowers under this Agreement and the other Loan Documents, including, without limitation, the outstanding principal and accrued interest in respect of any Revolving Credit Loans, the outstanding principal and accrued interest in respect of Letters of Credit, all Facility Fees, Risk Participation Fees, fees owing to the Lenders or the Agent, reimbursement obligations under Letters of Credit, any indebtedness or obligations under any so-called `hedge', `swap', `collar', `cap' or similar interest rate or currency fluctuation protection agreements hereafter constituting one or more of the Loan Documents pursuant to a writing signed by the Borrowers, the Agent and the Majority Lenders, and any expenses, taxes, compensation or other amounts owing under this Agreement, the Notes, any Reimbursement Agreement, including, without limitation, pursuant to Sections 3.3, 3.4, 3.7, 3.8, 3.9 or 15.4 and any and all other amounts owed by any Borrower to the Agent or the Lenders pursuant to this Agreement, the Notes or any other Loan Document.

      "Other Taxes" has the meaning assigned to such term in Section 3.9.

      "Payment Office" shall mean such office of the Agent as set forth below the Agent's name on the signature pages hereof or such offices as may be from time to time selected by the Agent and notified in writing by the Agent to the Borrowers and the Lenders as the office to which payments are to be made by the Borrowers or the Lenders, as the case may be.

      "Permitted Acquisition" shall mean any Acquisition as to which all of the following conditions are satisfied:

            (i) such Acquisition involves a line or lines of business in a Related Industry;

            (ii) such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling Person or the Person whose equity interests are to be acquired;

            (iii) no Event of Default or Incipient Default then exists or would exist after giving effect to such Acquisition; and

            (iv) at least ten (10) Banking Days prior to the completion of any such Acquisition involving aggregate consideration, including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired Person or Persons, in excess of $50,000,000, Holdings shall have delivered to the Agent and the Lenders a certificate of a responsible financial or accounting officer of Holdings demonstrating, in reasonable detail, the computation of the ratios referred to in Sections 9.7 and 9.8 on a pro forma basis (which pro forma basis shall be satisfactory to the Agent);

provided, that the term Permitted Acquisition specifically excludes any loans, advances or minority investments otherwise permitted pursuant to Section 9.2.

      "Permitted Holdings Merger" shall mean a merger between Holdings and another Person as to which all of the following conditions are satisfied:

      (i) Holdings is the surviving corporation under such merger;

      (ii) no Event of Default or Incipient Default then exists or would exist after giving effect to such merger;

      (iii) without limiting the generality of clause (ii), above, no Change of Control would occur by reason of such merger; and

      (iv) at least 20 Banking Days prior to the completion of any such merger, Holdings shall have delivered to the Agent and the Lenders (A) audited financial statements for the other merger party (unless audited financial statements are unavailable, in which case, unaudited financial statements shall be delivered) for the three most recent fiscal years of such Person and (B) a certificate of a responsible officer of Holdings demonstrating, in reasonable detail, the computation of the ratios referred to in Sections
      9.7 and 9.8 hereof on a pro forma basis (which pro forma basis shall be satisfactory to the Agent).

      "Permitted Purchase Money Security Interest" shall mean any Lien which is created or assumed in purchasing, constructing or improving any real or personal property (other than inventory) in the ordinary course of business, or to which any such property is subject when so purchased, including, without limitation, Capitalized Leases, provided, that (i) such lien shall be confined to the aforesaid property, (ii) the Indebtedness secured thereby does not exceed the total cost of the purchase, construction or improvement, (iii) any refinancing of such indebtedness does not increase the amount of indebtedness owing as of the date of such refinancing.

      "Person" shall mean an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Plan" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Holdings, any Subsidiary, or any member of the Controlled Group, or any such Plan to which Holdings, any Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees (other than a Multi-Employer Plan, as that term is defined in Section 414(f) of the Code).

      "Prepayment LIBOR" has the meaning assigned to such term in Section
3.3(d).

      "Prime Rate" shall mean the higher of (i) the per annum rate equal to the Fed Funds Rate plus one-half percent (0.50%) or (ii) that interest rate established from time to time by KeyBank as its so-called "prime" rate (or equivalent rate otherwise named), whether or not such rate is publicly announced; the Prime Rate may not necessarily be the lowest interest rate charged by KeyBank for commercial or other extensions of credit.

      "Prime Rate Loans" shall mean those loans described in Section 3.1(b) hereof on which the Borrowers shall pay interest at the rate based on the Prime Rate.

      "Purchase Date" shall have the meaning assigned to such term in Section 3.1(i).

      "Qualifying Securitization Transaction" shall mean a bona fide securitization transaction effected under terms and conditions customary in the capital markets and consisting of sales of Trade Receivables by a Lincoln Party to a Special Purpose Company which in turn either sells or pledges such Trade Receivables (or undivided interests therein) to a commercial paper conduit or other financing source (whether with or without recourse to the Special Purpose Company), and as to which each of the following conditions shall be satisfied:
(i) such sales to the Special Purpose Company are not accounted for under GAAP as secured loans, (ii) such transactions are, in the good faith opinion of a responsible officer of Holdings, for fair value and in the best interests of such Lincoln Party, and (iii) recourse to any Lincoln Party in connection with any such sale of Trade Receivables is limited to repurchase, substitution or indemnification obligations customarily provided for in asset securitization transactions and arising from breaches of representations or warranties made by any Lincoln Party in connection with such sale.

      "Quarterly Payment Date" shall mean each March 31, June 30, September 30 and December 31 during the Commitment Period, commencing with December 31, 2004.

      "Quoted Rate" shall have the meaning assigned to such term in Section 3.1(i).

      "Ratable Portion" or "Ratable Share" shall mean, in respect of any Lender, the quotient (expressed as a percentage) obtained at any time by dividing such Lender's Commitment at such time by the Total Commitment Amount.

      "Rate Continuation" shall mean a continuation of LIBOR Loans having a particular Interest Period as LIBOR Loans having an Interest Period of the same duration pursuant to Section 3.1(h).

      "Rate Conversion" refers to a conversion pursuant to Section 3.1(h) of Loans of one Type into Loans of another Type and, with respect to LIBOR Loans, from one permissible Interest Period to another permissible Interest Period.

      "Rate Conversion/Continuation Request" shall have the meaning assigned to such term in Section 3.l(h).

      "Reduction Notice" shall mean a notice for a request for the reduction in the Total Commitment Amount pursuant to Section 3.2 in the form of Exhibit D hereto.

      "Regulatory Change" shall mean, as to any Lender, any change in United States federal, state or foreign Laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign Laws or regulations (whether or not having the force of Law) by any court or governmental authority charged with the interpretation or administration thereof.

      "Reimbursement Agreement" shall mean any reimbursement agreement in respect of any Letter of Credit.

      "Related Industries" means the welding, joining and cutting industry, including the manufacture and sale of welding and cutting equipment and related consummables, other metal joining equipment and consumables, industrial gases and gas apparatus, laser and robotics for welding applications, services for industrial fabrication in general and the engineered adhesives and industrial fastener industries.

      "Reportable Event" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

      "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities".

      "Revolving Credit Borrowing" shall mean a group of Revolving Credit Loans of a single Type, made by the Lenders on a single date and as to which, as to LIBOR Loans, a single Interest Period is in effect (i.e. any group of Revolving Credit Loans made by the Lenders having a different Type, or, as to LIBOR Loans, having a different Interest Period [regardless of whether such Interest Period commences on the same date as another Interest Period], or made on a different date shall be considered to comprise a different Revolving Credit Borrowing).

      "Revolving Credit Facility" shall mean the revolving credit established by the Lenders in favor of the Borrowers hereby in the maximum principal amount of the Total Commitment Amount.

      "Revolving Credit Loan" shall mean a Loan by a Lender to the Borrowers pursuant to Section 3.1(a), and refers to a Prime Rate Loan or a LIBOR Loan.

      "Revolving Credit Note" shall mean a note executed and delivered pursuant to Section 3.l(c) hereof.

      "Risk Participation Exposure" shall mean, with respect to any Lender, at any time of determination, such Lender's Ratable Portion of the sum of (a) the aggregate entire Stated Amount of all such Letters of Credit outstanding at such time, and (b) the aggregate amount that has been drawn under such Letters of Credit but for which the Letter of Credit Issuer or the Lenders, as the case may be, have not at such time been reimbursed by the Borrowers.

      "Risk Participation Fee" shall mean the fee payable to the Lenders pursuant to Section 3.4(c).

      "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency designated by the Agent and reasonably acceptable to the Borrowers.

      "SEC" shall mean the Securities and Exchange Commission.

      "Significant Subsidiary" shall mean any Domestic Subsidiary that is a "significant subsidiary" as defined in Regulation S-X, Rule 1-02(w) of the SEC, as such Regulation and Rule are in effect on the date hereof.

      "Special Purpose Company" shall mean any Person created in connection with a Qualifying Securitization Transaction, provided, that any Special Purpose Company shall not own any property or conduct any activities other than those properties and activities which are reasonably required to be owned and conducted in connection with the involvement of such Person in Qualifying Securitization Transactions.

      "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

      "Subordinated Indebtedness" shall mean any Indebtedness which has been subordinated to the Obligations in right and time of payment upon terms which are satisfactory to the Majority Lenders, which terms may, in the Majority Lenders' determination, include (without limitation) limitations or restrictions on the right of the holder of such Indebtedness to receive payments and exercise remedies.

      "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided in this Agreement, all references herein to "Subsidiary" shall mean a Subsidiary (direct or indirect) of Holdings.

      "Taxes" has the meaning assigned to such term in Section 3.9(a).

      "Total Commitment Amount" shall mean the amount One Hundred Seventy-five Million Dollars ($175,000,000), as such amount may be increased or reduced pursuant to the provisions of this Agreement.

      "Total Funded Debt" shall mean, as at the date of any determination, and on a Consolidated basis, the principal amount of any and all outstanding Funded Debt of Holdings and its Subsidiaries at such date, including, without limitation, the outstanding Obligations of the Borrowers to the Lenders under this Agreement at such date and any other Lender Debt at such date.

      "Total Leverage Ratio" shall mean, as of the end of any Fiscal Quarter, the ratio of (i) Total Funded Debt outstanding on such Fiscal Quarter end to
(ii) Trailing EBITDA as of such Fiscal Quarter end.

      "Trade Receivables" shall mean indebtedness and other obligations owed to Holdings or any other Lincoln Party, whether constituting accounts, chattel paper, instruments or general intangibles, arising in connection with the sale of goods and services by Holdings or such Lincoln Party to commercial customers, including, without limitation, the obligation to pay any finance charges with respect thereto, and agreements relating thereto, collateral securing the foregoing, books and records relating thereto and all proceeds thereof.

      "Trailing EBITDA" shall mean, as of the end of any Fiscal Quarter, EBITDA for such Fiscal Quarter, plus EBITDA for the three (3) immediately preceding Fiscal Quarters

      "Type" shall mean, when used in respect of any Revolving Credit Loan, LIBOR or Prime Rate as applicable to such Loan.

      "USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

      The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

      SECTION 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specific date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

      SECTION 1.3 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided, however, that, for purposes of determining satisfaction of the financial tests set forth in the definitions of Applicable LIBOR Percentage, and Applicable Fee Percentage, and Consolidated Net Pre-Tax Earnings and compliance with the covenants set forth in Article 9, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles as in effect on the date of this Agreement and in all cases shall be applied on a basis consistent with those applied in the preparation of the audited financial statements referred to in
Section 10.5.

                                    ARTICLE 2
                           AMOUNT AND NATURE OF CREDIT

      SECTION 2.1 Amount and Nature of Credit. Subject to the terms and conditions set forth in this Agreement, each of the Lenders hereby establishes a facility pursuant to which Revolving Credit Loans shall be available to the Borrowers on a revolving credit basis in an amount, in the aggregate as to all of the Lenders, not to exceed the Total Commitment Amount, of which an amount not to exceed the LC Sublimit shall be available for the issuance of Letters of Credit.

      SECTION 2.2 Purpose of Facility. The Borrowers shall use the proceeds of Revolving Credit Loans hereunder (a) to repay sums owing to the "Lenders" and the "Agent" under and pursuant to the Existing Credit Agreement, including, without limitation, obligations in respect of letters of credit outstanding thereunder, and (b) for other general corporate purposes. The Borrowers shall use the Letters of Credit for the purposes set forth in Article 5 and for general corporate purposes of the Lincoln Parties.

                                    ARTICLE 3
                                      LOANS

      SECTION 3.1 Revolving Credit Loans.

      (a) Revolving Credit Loans. Subject to the terms and provisions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrowers in respect of the Revolving Credit Facility from time to time during the Commitment Period up to such Lender's respective Commitment; provided, however, that in no event at any time shall the aggregate principal amount of all Revolving Credit Loans then outstanding, plus the aggregate Risk Participation Exposure then existing, be in excess of the Total Commitment Amount. Within the limits set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.

      (b) Revolving Credit Borrowings.

      (i) Subject to the terms and conditions set forth in this Agreement, the Borrowers shall have the option to request Revolving Credit Borrowings in respect of the Revolving Credit Facility, comprised of (A) Prime Rate Loans maturing on or before the last day of the Commitment Period, in aggregate amounts of not less than Five Hundred Thousand Dollars ($500,000) or additional increments of One Hundred Thousand Dollars ($100,000) or any integral multiple thereof or (B) LIBOR Loans maturing on the last day of the Interest Period applicable thereto in aggregate amounts of not less than Three Million Dollars ($3,000,000), or additional increments of One Million Dollars ($1,000,000) or any integral multiple thereof.

      (ii) The Borrowers may request more than one Revolving Credit Borrowing on any Banking Day; provided, however, that if on the same Banking Day the Borrowers request two or more Revolving Credit Borrowings which are comprised of LIBOR Loans, each such Revolving Credit Borrowing of LIBOR Loans shall have an Interest Period which is different in duration from the Interest Periods in respect of the other such Revolving Credit Borrowings of LIBOR Loans.

      (iii) The Borrowers shall not request a Revolving Credit Borrowing consisting of LIBOR Loans if, after giving effect to such request, there would be outstanding more than ten (10) Revolving Credit Borrowings consisting of LIBOR Loans.

      (c) Notes.

      (i) The obligation of the Borrowers to repay Revolving Credit Loans made by each Lender in respect of the Revolving Credit Facility and to pay interest thereon shall be evidenced by a Revolving Credit Note of the Borrowers substantially in the form of Exhibit A hereto, with appropriate insertions, dated the date of this Agreement and payable to the order of such Lender on the last day of the Commitment Period, in the principal amount of its Commitment.

      (ii) The principal amount of the Revolving Credit Loans made by each Lender, and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such

Lender from time to time on any ledger or other record of such Lender or such Lender shall record such information by such other method as such Lender may generally employ; provided, however, that failure to make any such record shall in no way detract from each Borrower's obligations under any Note. The aggregate unpaid amount of the Revolving Credit Loans shown on the records of such Lender shall be rebuttably presumptive evidence of the principal amount owing and unpaid on such Revolving Credit Note, as the case may be.

      (d) Notice of Borrowing. The obligation of each Lender to make Revolving Credit Loans comprising a Revolving Credit Borrowing under the Revolving Credit Facility is conditioned upon receipt by the Agent of a request by Holdings on behalf of the Borrowers not later than 12:00 noon (Cleveland, Ohio time) (i) on the Banking Day which is the requested date of a proposed Revolving Credit Borrowing comprised of Prime Rate Loans and (ii) on a day which is three (3) Banking Days prior to the Banking Day which is the requested date of a proposed Revolving Credit Borrowing comprised of LIBOR Loans (except that the Revolving Credit Borrowing requested on the Closing Date may be comprised of LIBOR Loans so long as each of the Lenders shall have agreed to make LIBOR Loans on the Closing Date without the notice required by this Section 3.l(d) and the Borrowers shall have agreed in a writing satisfactory in form and substance to the Agent to indemnify the Lenders in respect of any loss suffered by reason of such accommodation). Each such request (a "Notice of Borrowing") shall be transmitted by Holdings on behalf of the Borrowers to the Agent by telecopier or such other means as the Agent agrees to in writing, substantially in the form of Exhibit B, specifying therein the requested (A) date of the Revolving Credit Loans comprising such Revolving Credit Borrowing, (B) Type of Revolving Credit Loans comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Loans and (D) in the case of a proposed Revolving Credit Borrowing comprised of LIBOR Loans, the initial Interest Period for such Revolving Credit Loans. The Borrowers may give a Notice of Borrowing telephonically so long as written confirmation of such Revolving Credit Borrowing by delivery of written Notice of Borrowing is received by the Agent by 1:00 p.m. (Cleveland, Ohio time) on the same day such telephonic Notice of Borrowing is given. The Agent may rely on such telephonic Notice of Borrowing to the same extent that the Agent may rely on a written Notice of Borrowing. Each Notice of Borrowing and telephonic Notice of Borrowing shall be irrevocable and binding on the Borrowers and subject to the indemnification provisions of this
Article 3. The Borrowers shall bear all risks related to the giving of a Notice of Borrowing telephonically or by such other method of transmission as Holdings on behalf of the Borrowers shall elect. The Agent shall give to each Lender reasonably prompt notice by telecopier on the day received of each such Notice of Borrowing.

      (e) Lenders to Fund Agent. Each Lender shall, before the later of one (1) hour after the Agent issues its notice to such Lender of a Notice of Borrowing or 2:00 P.M. (Cleveland, Ohio time) on the date of each Revolving Credit Borrowing, make available to the Agent, in immediately available funds at the account of the Agent maintained at the Payment Office as specified by the Agent to the Lenders prior to such date, such Lender's Ratable Portion of the Revolving Credit Loans comprising such Revolving Credit Borrowing. On the date requested by Holdings on behalf of the Borrowers for a Revolving Credit Borrowing, after the Agent's receipt of the funds representing a Lender's Ratable Portion of such Revolving Credit Borrowing and upon the Borrowers' fulfillment of the applicable conditions set forth in this Article 3, the Agent will make the funds of such Lender available to the Borrowers at the aforesaid applicable Payment Office.

      (f) Availability Of Funds. Unless the Agent shall have received notice from a Lender prior to the date (except in the case of Prime Rate Loans, in which case prior to the time) of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's Ratable Portion of the Revolving Credit Borrowing, the Agent may assume that such Lender has made its Ratable Portion of the Revolving Credit Borrowing available to the Agent on the date of the Revolving Credit Borrowing in accordance with Section 3.1(e). In reliance upon such assumption, the Agent may, but shall not be obligated to, make available to the Borrowers on such date a corresponding portion of the Revolving Credit Borrowing. If and to the extent that such Lender shall not have made available to the Agent its Ratable Portion of the Loans to be made as to the Revolving Credit Borrowing, such Lender and the Borrowers severally agree to repay to the Agent, immediately upon demand, the corresponding portion of the Revolving Credit Borrowing, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent (i) in the case of the Borrowers, at the interest rate applicable at the time to the Revolving Credit Loans comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, at the Fed Funds Rate. If such Lender shall repay to the Agent such corresponding portion of the Revolving Credit Borrowing, the amount so repaid shall constitute such Lender's Ratable Portion as part of such Revolving Credit Borrowing.

      (g) Failure of Lender to Loan. The failure of any Lender to make the Loan to be made by it as its Ratable Portion of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Revolving Credit Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Revolving Credit Borrowing.

      (h) Rate Conversion and Continuation. The Borrowers shall have the right to cause a Rate Conversion or Rate Continuation in respect of Revolving Credit Loans then outstanding, upon request delivered by Holdings on behalf of the Borrowers to the Agent not later than 12:00 noon (Cleveland, Ohio time) (i) on the day which is the Banking Day that the Borrowers desire to convert any LIBOR Loans comprising a Revolving Credit Borrowing into Prime Rate Loans so as to comprise a Revolving Credit Borrowing, (ii) on the day that is three (3) Banking Days prior to the Banking Day upon which the Borrowers desire to convert any Prime Rate Loans comprising a Revolving Credit Borrowing into LIBOR Loans for a given Interest Period so as to comprise a Revolving Credit Borrowing, (iii) on the day which is three (3) Banking Days prior to the Banking Day upon which the Borrowers desire to continue any LIBOR Loans comprising a given Revolving Credit Borrowing as LIBOR Loans for an additional Interest Period of the same duration so as to comprise a Revolving Credit Borrowing, (iv) on the day which is three
(3) Banking Days prior to the Banking Day upon which the Borrowers desire to convert any LIBOR Loans having a particular Interest Period comprising a Revolving Credit Borrowing into LIBOR Loans having a different permissible Interest Period so as to comprise a Revolving Credit Borrowing, provided, however, that each such Rate Conversion or Rate Continuation shall be subject to the following:

            (A) each Rate Conversion or Rate Continuation shall be funded among the Lenders based upon each Lender's Ratable Portion of such converted or continued Revolving Credit Loans comprising a Revolving Credit Borrowing;

            (B) if less than all the outstanding principal amount of the Revolving Credit Loans comprising a Revolving Credit Borrowing is converted or continued, the aggregate principal amount of such Revolving Credit Loans converted or continued shall be (1) in the case of LIBOR Loans, not less than Three Million Dollars ($3,000,000) or additional increments of One Million Dollars ($1,000,000) in excess thereof, and (2) in the case of Prime Rate Loans, not less than Five Hundred Thousand Dollars ($500,000) or additional increments of One Hundred Thousand Dollars ($100,000) in excess thereof;

            (C) each Rate Conversion or Rate Continuation shall be effected by each Lender by applying the proceeds of the Loan resulting from such Rate Conversion or Rate Continuation to the Loan of such Lender being converted or continued, as the case may be, and the accrued interest on any such Loan (or portion thereof) being converted or continued shall be paid to the Agent on behalf of each Lender by the Borrowers at the time of such Rate Conversion or Rate Continuation;

            (D) LIBOR Loans may not be converted or continued at a time other than the end of the Interest Period applicable thereto unless the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 3.3(d);

            (E) Revolving Credit Loans comprising a Revolving Credit Borrowing may not be converted into or continued as LIBOR Loans less than one month prior to the last day of the Commitment Period or for an Interest Period which would continue after the last day of the Commitment Period;

            (F) LIBOR Loans comprising a Revolving Credit Borrowing that cannot be converted into or continued as LIBOR Loans by reason of clause (E) shall be automatically converted at the end of the Interest Period in effect for such LIBOR Loans into Prime Rate Loans comprising a Revolving Credit Borrowing; and

            (G) in connection with any Rate Conversion or Rate Continuation, no Interest Period can be selected which ends after the date of any reduction in the Total Commitment Amount unless, after giving effect to such selection, the aggregate unpaid principal amount of any then outstanding Prime Rate Loans taken together with the principal amount of any then outstanding LIBOR Loans having Interest Periods ending on or prior to the date of such reduction shall be at least equal to the principal amount of the Revolving Credit Loans due and payable on or prior to such reduction date.

Each such request for a conversion or continuation (a "Rate Conversion/Continuation Request") in respect of Revolving Credit Loans comprising a Revolving Credit Borrowing shall be transmitted by Holdings on behalf of the Borrowers to the Agent, by telecopier, telex or cable (in the case of telex or cable, confirmed in writing prior to the effective date of the Rate Conversion or Rate Continuation requested), in substantially the form of Exhibit C hereto, specifying (A) the identity and amount of the Revolving Credit Loans comprising a Revolving Credit Borrowing that the Borrowers request be converted or continued, (B) the Type of Revolving Credit Loans into which such Revolving Credit Loans are to be converted or continued, (C) if such notice requests a Rate Conversion, the date of the Rate Conversion (which shall be a Banking Day) and (D) in the case of Revolving Credit Loans comprising a Revolving Credit Borrowing being converted into or continued as LIBOR Loans, the Interest Period for such LIBOR Loans. The Borrowers may make Rate Conversion/Continuation Requests telephonically so long as written confirmation of such Revolving Credit Borrowing is received by the Agent by 1:00 p.m. (Cleveland, Ohio time) on the same day of such telephonic Rate Conversion/Continuation Request. The Agent may rely on such telephonic Rate Conversion/Continuation Request to the same extent that the Agent may rely on a written Rate Conversion/Continuation Request. Each Rate Conversion/Continuation Request, whether telephonic or written, shall be irrevocable and binding on the Borrowers and subject to the indemnification provisions of this Article 3. The Borrowers shall bear all risks related to its giving any Rate Conversion/Continuation Request telephonically or by such other method of transmission as Holdings on behalf of the Borrowers shall elect. The Agent shall promptly deliver on the day received a copy of each such Rate Conversion/Continuation Request to the Lenders by telecopier.

      SECTION 3.2 Optional Reductions; Termination Of Commitments. The Borrowers may, at any time and without payment of premium or penalty except as set forth in Section 3.3, terminate in whole or from time to time in part reduce the Total Commitment Amount of the Lenders by delivering to the Agent, not later than 12:00 noon (Cleveland, Ohio time) three (3) Banking Days immediately preceding the effective date of the reduction, a notice of such reduction (a "Reduction Notice"), stating the amount by which the Total Commitment Amount is to be reduced and the effective date of such reduction. Each reduction shall be subject to the following: (i) each such reduction shall be in an aggregate principal amount of not less than Five Million Dollars ($5,000,000) or any integral multiple of $1,000,000 in excess thereof and (ii) each such reduction shall be in an amount such that the Total Commitment Amount, as so reduced, is not less than an amount equal to the aggregate of (A) the aggregate principal amount of the Revolving Credit Loans then outstanding hereunder, plus (B) the aggregate Risk Participation Exposure. The Borrowers shall not be permitted to reduce the Total Commitment Amount unless, concurrently with any reduction, the Borrowers shall make a principal payment on each Lender's then outstanding Revolving Credit Loans in an amount equal to the excess, if any, of such Revolving Credit Loans, plus the aggregate Risk Participation Exposure, over the Commitment of such Lender as so reduced. The Agent shall promptly notify each Lender of its proportionate amount and the date of each such reduction. From and after each such reduction, the Facility Fees payable hereunder shall be calculated upon the Commitments of the Lenders as so reduced. Each reduction of the aggregate Commitments shall be made among the Lenders in accordance with their respective Ratable Portions and shall be allocated ratably to the Total Commitment Amount. Any partial reduction in the Total Commitment Amount shall be irrevocable and effective during the remainder of the Commitment Period. If the Borrowers terminate in whole the Commitments of the Lenders, on the effective date of such termination (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Notes outstanding, together with all interest (if any) and Facility Fees accrued and unpaid and all other amounts due to the Agent or the Lenders hereunder, including, without limitation, the satisfaction of all Obligations in respect of Letters of Credit), all of the Notes outstanding shall be delivered to the Agent marked "Canceled" and redelivered to the Borrowers.

      SECTION 3.3 Repayments and Prepayments; Prepayment Compensation.

      (a) Principal Repayment. The Borrowers shall repay to the Agent for the account of the Lenders the outstanding principal amount of the Revolving Credit Loans under the Revolving Credit Facility (together with all accrued and unpaid interest, Facility Fees, and any other amounts owing to the Lenders, or any thereof, under this Agreement) on the last day of the Commitment Period (or in the case of a termination of the Commitment Period pursuant to Section 3.3(e), below, on the date that is 30 days thereafter) or upon acceleration pursuant to
Section 12.1 or 12.2.

      (b) Permitted Prepayments. Except as set forth in Section 3.3(d), the Borrowers may prepay, without penalty or premium, not later than 12:00 noon (Cleveland, Ohio time): (i) in the case of any LIBOR Loan, at least three (3) Banking Days' notice to the Agent prior to the date fixed for such prepayment; and (ii) in the case of any Prime Rate Loan, upon notice to the Agent not later than 12:00 noon (Cleveland, Ohio time) on the date fixed for such prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and, upon such notice, shall prepay the outstanding aggregate principal amount of the Revolving Credit Loans comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (A) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of Three Million Dollars ($3,000,000) or additional increments of One Million Dollars ($1,000,000) in excess thereof, and
(B) each partial prepayment of Prime Rate Loans shall be in an aggregate principal amount of Five Hundred Thousand Dollars ($500,000) or additional increments of One Hundred Thousand Dollars ($100,000) in excess thereof. Any prepayment of any LIBOR Loans made on other than the last day of an Interest Period shall obligate the Borrowers to reimburse the Lenders in respect thereof pursuant to Section 3.3(d). Upon receipt by the Agent of a notice pursuant to this Section 3.3(b), the Agent shall promptly forward a copy of such notice, by telecopier in the case of a prepayment of LIBOR Loans comprising Revolving Credit Borrowing, to each of the Lenders.

      (c) Mandatory Prepayments. If on any Banking Day the aggregate outstanding amount of the Revolving Credit Loans under the Revolving Credit Facility plus the aggregate Risk Participation Exposures exceeds the Total Commitment Amount then in effect, the Borrowers shall on such day prepay an aggregate principal amount of the related Revolving Credit Loans in an amount at least equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid, to the Agent for the account of each of the Lenders ratably in accordance with their Commitments. Any prepayment of any LIBOR Loans made pursuant to this Section 3.3(c) on other than the last day of an Interest Period shall obligate the Borrowers to reimburse the Lenders in respect thereof pursuant to Section 3.3(d).

      (d) Breakage Compensation. The Borrowers shall compensate each applicable Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses (including loss of profits), expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Agent), a Credit Event of LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Rate Conversion/Continuation Request (whether or not rescinded or withdrawn by or on behalf of the Borrowers or deemed rescinded or withdrawn pursuant to this Agreement); (ii) if any repayment, prepayment, Rate Continuation or Rate Conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrowers;
(iv) if such Lender transfers its LIBOR Loans pursuant to a request by the Borrowers under Section 3.9(d) hereof; or (vi) as a consequence of any other default by the Borrowers to repay its LIBOR Loans when required by the terms of this Agreement or any other election by the Borrowers pursuant to the terms hereof.

      (e) Prepayment of Obligations upon Change of Control. (i) In the event that any Change of Control shall occur or Holdings shall have knowledge of any proposed Change of Control, Holdings shall give written notice (the "Borrower Notice") of such fact to the Agent and each Lender. The Borrower Notice shall be delivered promptly upon receipt of such knowledge by Holdings and in any event no later than three (3) Banking Days following the occurrence of any Change of Control. The Borrower Notice shall (A) describe the facts and circumstances of such Change of Control in reasonable detail, (B) make reference to this Section 3.3(e) and the right of the Majority Lenders to require prepayment and discharge in full of the Loans and all of the other Obligations on the terms and conditions provided for in this Section 3.3(e), and (C) offer in writing to prepay in full, no later than the Acceptance Prepayment Date (defined below), the outstanding principal of the Loans, together with accrued interest to the date of prepayment and all of the other Obligations, including, without limitation, the cancellation of all outstanding Letters of Credit (or, at the option of the Borrowers, the deposit with the Letter of Credit Issuer, on terms satisfactory to the Letter of Credit Issuer, of cash collateral in an amount equal the aggregate of the respective Stated Amounts of all such Letters of Credit) and any breakage compensation under Section 3.3(d), above. The Agent (at the instruction of the Majority Lenders) shall have the right to accept such offer on behalf of all of the Lenders and require the prepayment and discharge in full of the outstanding principal of all of the Loans, together with accrued interest to the date of prepayment and all of the other Obligations, including, without limitation, the cancellation of all outstanding Letters of Credit (or, at the option of the Borrowers, the deposit with the Letter of Credit Issuer, on terms satisfactory to the Letter of Credit Issuer, of cash collateral in an amount equal the aggregate of the respective Stated Amounts of all such Letters of Credit) and any breakage compensation under Section 3.3(d), above, by written notice to Holdings (the "Acceptance Notice") given not later than twenty (20) days after the Agent's receipt of the Borrower Notice. If the Agent (at the instruction of the Majority Lenders) accepts such offer, (1) the Borrowers shall, no later than the date (the "Acceptance Prepayment Date") that is thirty
(30) days after the date on which the Agent delivers the Acceptance Notice to Holdings, prepay and discharge in full the outstanding principal of all of the Loans, together with accrued interest to the date of prepayment and all of the other Obligations, including, without limitation, the cancellation of all outstanding Letters of Credit (or, at the option of the Borrowers, the deposit with the Letter of Credit Issuer, on terms satisfactory to the Letter of Credit Issuer, of cash collateral in an amount equal the aggregate of the respective Stated Amounts of all such Letters of Credit) and any breakage compensation under
Section 3.3(d), above, and (2) on the date on which the Agent delivers the Acceptance Notice to Holdings, the Commitment of each Lender shall terminate in full.

      (ii) Without limiting the provisions of paragraph (i), above, if Holdings fails to give the Borrower Notice required by paragraph (i), above, upon and after the occurrence of a Change of Control, the Agent shall have the right (at the instruction of the Majority Lenders), by delivery of written notice to Holdings (the "Demand Notice"), to require the Borrowers to prepay and discharge, and the Borrowers shall prepay and discharge, in full the outstanding principal of all of the Loans, together with accrued interest to the date of prepayment and all of the other Obligations, including, without limitation, the cancellation of all outstanding Letters of Credit (or, at the option of the Borrowers, the deposit with the Letter of Credit Issuer, on terms satisfactory to the Letter of Credit Issuer, of cash collateral in an amount equal the aggregate of the respective Stated Amounts of all such Letters of Credit) and any breakage compensation under Section 3.3(d), above. The Demand Notice shall be delivered by the Agent (upon instruction of the Majority Lenders) to Holdings at any time after the Agent or any Lender has knowledge of such Change of Control. Upon delivery of the Demand Notice to Holdings, (1) the Borrowers shall, no later than the date (the "Demand Prepayment Date") that is thirty (30) days after the date on which the Agent delivers the Demand Notice to Holdings, prepay and discharge in full the outstanding principal of all of the Loans, together with accrued interest to the date of prepayment and all of the other Obligations, including, without limitation, the cancellation of all outstanding Letters of Credit (or, at the option of the Borrowers, the deposit with the Letter of Credit Issuer, on terms satisfactory to the Letter of Credit Issuer, of cash collateral in an amount equal the aggregate of the respective Stated Amounts of all such Letters of Credit) and any breakage compensation under
Section 3.3(d), above, and (2) on the date on which the Agent delivers the Demand Notice to Holdings, the Commitment of each Lender shall terminate in full.

      (iii) Compliance with the provisions of paragraph (ii) of this Section 3.3(e) shall not be deemed to constitute a waiver of, or consent to, any Incipient Default or Event of Default caused by any breach of the obligations of Holdings under paragraph (i) of this Section 3.3(e); and, without limiting the generality of the provisions of Section 11.1, below, the failure of the Borrowers timely to prepay and discharge in full all of the Obligations if required under and pursuant to either of paragraph (i) or (ii), above, shall constitute an Event of Default under said Section 11.1.

      SECTION 3.4 Fees.

      (a) Facility Fee. The Borrowers agree during the Commitment Period to pay to each Lender, through the Agent, at the dates specified herein, a facility fee (the "Facility Fee") at a rate per annum equal to the Applicable Fee Percentage from time to time in effect for Facility Fees, as determined pursuant to Section 3.4(b), on the Commitment of such Lender. Such Facility Fee shall be payable in arrears on each Quarterly Payment Date, commencing December 31, 2004, for the calendar quarter year, or portion thereof, then ending and on the earlier date on which the Commitment of such Lender shall be terminated or assigned in whole (or in the case of a termination of the Commitment of such Lender pursuant to Section 3.3(e), above, on the date that is 30 days thereafter).

      (b) Determination of Applicable Fee Percentage. The Applicable Fee Percentage shall be adjusted as herein specified as of the first day of the Commitment Period and thereafter as of each Fee Adjustment Date, commencing with the Fee Adjustment Date on April 1, 2005, by reference to (A) the financial statements required by Section 8.1(a) or Section 8.1(b), as the case may be, for the period ending as of the Fee Determination Date for such Fee Adjustment Date and (B) a certificate complying with Section 8.1(c)(ii) certifying the Net Leverage Ratio as of such Fee Determination Date. As of any such Fee Adjustment Date and during the Accrual Period commencing on such date, the Applicable Fee Percentage for Facility Fees shall be the Applicable Fee Percentage therefor indicated in the definition of the term "Applicable Fee Percentage" corresponding to the Net Leverage Ratio as of the Fee Determination Date for such Fee Adjustment Date. Any such adjustment of the Applicable Fee Percentage shall cease to be effective from the next Fee Adjustment Date.

      (c) Risk Participation Fee. The Borrowers shall pay to the Letter of Credit Issuer, and the Letter of Credit Issuer shall share with the Lenders, on a pro rata basis based on their respective Ratable Portions, a risk participation fee (the "Risk Participation Fee") in an amount equal to the per annum rate equal to the Applicable LIBOR Percentage in effect pursuant to
Section 3.5(b), times the Stated Amount of each Letter of Credit from time to time outstanding. The Borrowers shall pay the Risk Participation Fee to the Letter of Credit Issuer quarterly in arrears on each Quarterly Payment Date, commencing December 31, 2004, for the calendar quarter year, or portion thereof, then ending and on the earlier date on which the Commitments expire or are terminated. Upon receipt of any Risk Participation Fee, the Letter of Credit Issuer shall pay such Risk Participation Fees to the Agent for the account of the Lenders.

      (d) Fronting Fee. The Borrowers shall pay to the Letter of Credit Issuer for its own account a fronting fee in an amount equal to the Stated Amount of each Letter of Credit from time to time outstanding, times twelve and one-half (12.50) Basis Points per annum, which fee shall be payable quarterly in arrears on each Quarterly Payment Date, commencing December 31, 2004, for the calendar quarter year, or portion thereof, then ending and on the earlier date on which the Commitments expire or are terminated.

      (e) Up Front Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, on the Closing Date a fee in the amount of One Hundred Ninety-two Thousand Five Hundred Dollars ($192,500), which fee shall be deemed fully earned on the Closing Date.

      (f) Agency Fee. The Borrowers shall pay to the Agent in advance on the Closing Date and on each anniversary thereof during the Commitment Period an agency fee in the amount set forth in a separate fee letter between the Agent and Holdings dated December 13, 2004, which fee shall be deemed fully earned on each such date

      (g) Fees Nonrefundable. All fees set forth in this Section 3.4 and closing fees payable pursuant to Sections 6.1 and 6.2 shall be paid on the date due, in immediately available funds, to the Agent for distribution, if and as appropriate, to the Lenders and, once paid, none of such fees shall be refundable under any circumstances.

      SECTION 3.5 Interest.

      (a) Regular Interest. The Borrowers shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full at the following times and rates per annum:

            (i) Prime Rate Loans. During such periods as a Revolving Credit Loan is a Prime Rate Loan, a rate per annum equal at all times to the Prime Rate in effect from time to time, payable quarterly, in arrears, on each Quarterly Payment Date and on the date such Prime Rate Loan shall be converted or paid in full and at maturity (whether by reason of acceleration or otherwise).

            (ii) LIBOR Loans. During such periods as a Revolving Credit Loan is a LIBOR Loan, a rate per annum equal to the sum of the Adjusted LIBOR for the Interest Period of such LIBOR Loan, plus the Applicable LIBOR Percentage in effect from time to time during the Interest Period of such LIBOR Loan, in accordance with Section 3.1(h), payable (A) on the last day of each Interest Period and (B) if such Interest Period has a duration of more than three months, three months after the first day of such Interest Period and (C) on the date such LIBOR Loan shall be converted to a Prime Rate Loan or to a LIBOR Loan of a different Interest Period or paid in full and at maturity (whether by reason of acceleration or otherwise).

      (b) Applicable LIBOR Percentage; Terms of Adjustment.

            (i) Commencement; Conditions. The Applicable LIBOR Percentage shall be adjusted as herein specified as of the first day of the Commitment Period and thereafter as of each Interest Adjustment Date, commencing with the Interest Adjustment Date on April 1, 2005, by reference to (A) the financial statements required by Section 8.1(a) or Section 8.1(b) for the period ending as of the Interest Determination Date for such Interest Adjustment Date and (B) a certificate complying with Section 8.l(c)(ii) certifying the Net Leverage Ratio as of such Interest Determination Date.

            (ii) Calculation and Duration of Adjustment. On each Interest Adjustment Date and during the Accrual Period commencing on such date, the Applicable LIBOR Percentage shall be the percent per annum in Basis Points indicated in the definitions of the term "Applicable LIBOR Percentage" corresponding to the Net Leverage Ratio as of the Interest Determination Date for such Interest Adjustment Date.

      (c) Interest on Unpaid Obligations; Interest upon Event of Default. If any principal, interest or fees or other sum due under this Agreement shall not be paid when due, or if any Revolving Credit Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained (and without waiving any Event of Default resulting therefrom or limiting any right or remedy of the

Lenders or the Agent in respect thereof), the principal thereof and the unpaid interest and fees thereon, or such fees or other sum shall bear interest, payable on demand, at the Increased Rate from time to time in effect in respect of such Loan or other Obligation. The Borrowers acknowledge that this calculation will result in the accrual of interest on interest and the Borrowers expressly consent and agree to this provision. In addition, notwithstanding anything to the contrary contained in this Agreement, upon and during the continuance of an Event of Default, but without waiving such Event of Default or limiting any right or remedy of the Lenders or the Agent in respect thereof, all of the Obligations shall bear interest at the Increased Rate.

      (d) Interest Rate Determination.

            (i) Agent Determination; Notice. The Agent shall determine the Prime Rate and Adjusted LIBOR in accordance with the definitions of Prime Rate, LIBOR Rate and Adjusted LIBOR set forth in Section 1.1. The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 3.5(a)(i) or
      (ii).

            (ii) Failure of Borrowers To Elect. If no Interest Period is specified in any Notice of Borrowing for any LIBOR Rate Loans comprising a Revolving Credit Borrowing, the Borrowers shall be deemed to have selected instead Prime Rate Loans. If Holdings, on behalf of the Borrowers, shall not have given notice in accordance with Section 3.1(h) to continue any LIBOR Rate Loans comprising a Revolving Credit Borrowing into a subsequent Interest Period (and shall not have otherwise delivered a Rate Conversion/Continuation Request in accordance with Section 3.1(h) to convert such Loans), subject to the limitations set forth in Section 3.1(h), such LIBOR Rate Loans shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically shall be converted to (or, as the case may be, continued as) LIBOR Rate Loans having an Interest Period of one (1) month, provided that if such limitations of Section 3.1(h) would not be complied with, such LIBOR Rate Loans automatically shall be converted to Prime Rate Loans.

      SECTION 3.6 Payments and Computations.

      (a) Payments. The Borrowers shall make each payment hereunder and under the Notes with respect to principal of, interest on, and other amounts relating to Revolving Credit Loans, not later than 11:00 A.M. (Cleveland, Ohio time) on the day when due in dollars to the Agent in immediately available funds by deposit of such funds to the Agent's account maintained at the Payment Office. Payments received after 12:00 noon (Cleveland, Ohio time) on any day shall be deemed to have been received on the next succeeding Banking Day. The Agent will promptly thereafter, on the same Banking Day, cause to be distributed like funds relating to the payment of principal, interest, Facility Fees, or other fees or other amounts which may be received in respect of the Obligations of the Borrowers under this Agreement ratably (other than amounts payable pursuant to the express terms of this Agreement solely to the Agent or the Letter of Credit Issuer, as the case may be) to each of the Lenders for the account of its respective Lending Office, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office. The funds so distributed to each Lender shall in each case be applied by such Lender in accordance with the terms of this Agreement.

      (b) Authorization to Charge Account. If and to the extent payment owed to any Lender is not made when due hereunder or under the Note held by such Lender, each Borrower hereby authorizes such Lender to charge from time to time against any or all of such Borrower's general deposit accounts with such Lender any amount so due. Any Lender exercising the foregoing authorization will endeavor to advise such Borrower of such exercise reasonably promptly thereafter; provided, however, that such Lender's failure to do so shall not subject such Lender, the Agent or any other Lender to liability or claim of any nature whatsoever and shall not create in any Borrower any set-off, defense or other claim of any nature whatsoever.

      (c) Computations of Interest and Fees. All computations of interest, Facility Fees, and Risk Participation Fees and all other fees shall be made by the Agent, (i) in the case of LIBOR Loans, Risk Participation Fees, and Facility Fees, on the basis of a year of 360 days, and (ii) in the case of Prime Rate Loans, on the basis of a year of 365/366 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 3.7, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

      (d) Payment Not on Banking Day. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, except, that, if such extension would cause payment of interest on or principal of LIBOR Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding Banking Day. Any such extension or reduction of time shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be.

      (e) Presumption of Payment in Full by Borrowers. Unless the Agent shall have received notice from Holdings, on behalf of the Borrowers, prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers will make or have made such payment in full to the Agent on such date. In reliance upon such assumption, the Agent may, but shall not be obligated to, distribute to each Lender on such due date the amount then due such Lender. If and to the extent the Borrowers shall not have made such payment in full to the Agent, each Lender shall repay to the Agent promptly upon demand the amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate plus the amount of any costs, expenses, liabilities or losses incurred by the Agent in connection with its distribution of such funds, unless such costs, expenses, liabilities or losses are the result of the gross negligence or wilful misconduct of the Agent.

      SECTION 3.7 Reserves; Taxes; Indemnities.

      (a) Reserves or Deposit Requirements. If at any time any Law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of Law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Lender, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Lender with respect to such LIBOR Loans, then upon demand by such Lender the Borrowers shall pay to such Lender from time to time on Interest Adjustment Dates with respect to such loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Lender for such increased cost or reduced amount, assuming (which assumption such Lender need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.7(a), setting forth the calculations therefor, shall be promptly submitted by such Lender to the Borrowers and shall be rebuttably presumptive evidence as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Lender, the Borrowers, upon at least three (3) Banking Days' prior written notice to such Lender through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall entitle the Lenders to the prepayment compensation provided for in Section 3.3 hereof. Each Lender will notify the Borrowers as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event which will likely require the payment by the Borrowers of any such additional amount under this Section.

      (b) Imposition of Taxes. In the event that by reason of any Law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of Law, any Lender shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Lender) and if any such measures or any other similar measure shall result in an increase in the cost to such Lender of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Lender in respect thereof, then such Lender shall promptly notify the Borrowers in writing stating the reasons therefor. The Borrowers shall thereafter pay to such Lender upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as will fully compensate such Lender for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Lender to the Borrowers and shall be rebuttably presumptive evidence of the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Lender, the Borrowers, upon at least three (3) Banking Days prior written notice to such Lender through the Agent, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime

Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall entitle the Lenders to prepayment compensation provided for in Section 3.3 hereof.

      (c) Eurodollar Deposit Unavailable or Interest Rate Unascertainable. In respect of any LIBOR Loans, in the event that the Agent or any Lender shall have determined that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent or such Lender shall promptly give notice of such determination to the Borrowers and (i) any notice of new LIBOR Loans (or conversion of existing loans to LIBOR Loans) previously given by the Borrowers and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (ii) the Borrowers shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto. Any such prepayment or conversion shall entitle the Lenders to prepayment compensation provided for in Section 3.3 hereof.

      (d) Indemnity. Without prejudice to any other provisions of this Article 3, the Borrowers hereby agree to indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of any failure by the Borrowers to accept the proceeds of any LIBOR Loan, or otherwise consummate a Revolving Credit Borrowing in respect of LIBOR Loans, requested by the Borrowers pursuant to the provisions of this Agreement and of any default by the Borrowers in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Lender in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Lender in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Lender to the Borrowers and shall be rebuttably presumptive evidence of the amount thereof.

      (e) Changes in Law Rendering LIBOR Loans Unlawful. If at any time any new Law, treaty or regulation, or any change in any existing Law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Lender to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the commitment of such Lender to fund LIBOR Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Lender shall by written notice to the Borrowers and the Agent declare that its Commitment with respect to such Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Lender shall similarly notify the Borrowers and the Agent. If any such change shall make it unlawful for any Lender to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Lender shall, upon the happening of such event, notify the Borrowers, the Agent and the other Lenders thereof in writing stating the reasons therefor, and the Borrowers shall, on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such Law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Prime Rate Loans to the extent permissible under this Agreement or prepay all LIBOR Loans to the Lenders in full. Any such prepayment or conversion shall entitle the Lenders to prepayment compensation as provided in
Section 3.3 hereof.

      SECTION 3.8 Capital Adequacy. If any Lender shall have determined, that, whether in effect at the date of this Agreement or hereafter in effect, any applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital allocated to the transactions contemplated by this Agreement (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its holding company) for such reduction. Each Lender will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive and binding in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Within four (4) months following the date such certificate is furnished claiming compensation by any such Lender (the "Affected Lender"), the Borrowers may replace the Affected Lender with a lending institution satisfactory to the Agent (the consent to which may not be unreasonably withheld by the Agent), upon payment to the Affected Lender of all principal of and interest on all of its then outstanding Revolving Credit Loans and of all Facility Fees, and other Obligations then owing to it and upon such other terms and conditions as are satisfactory to the Majority Lenders. The protection of this Section 3.8 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Law, regulation or other condition which shall have been imposed.

      SECTION 3.9 Taxes.

      (a) Taxes; Withholding. Any and all payments by the Borrowers hereunder, under the Notes or the other Loan Documents shall be made, in accordance with the provisions of Article 3, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the Laws of which such Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.9) such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law. All such Taxes shall be paid by the Borrowers prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, that, if any such penalties or interest become due, the Borrowers shall make prompt payment thereof to the appropriate governmental authority. The Borrowers shall indemnify each Lender for the full amount of such Taxes (including any Taxes on amounts payable under this Section 3.9) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Any indemnification payment shall be made within thirty (30) days from the date the Lender makes written demand therefor.

      (b) Stamp Taxes. The Borrowers agree to pay, and will indemnify each Lender and the Agent for, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

      (c) Other Taxes. The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 3.9) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Any indemnification payment shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

      (d) Removal of Lender. Within four (4) months following the date the Agent or a Lender shall make a written demand for Taxes or Other Taxes pursuant to this Section 3.9, the Borrowers may replace the Affected Lender with a lending institution satisfactory to the Agent (the consent to which may not be unreasonably withheld by the Agent), upon payment to the Affected Lender of all principal of and interest on all of its then outstanding Revolving Credit Loans and of all Facility Fees, and other Obligations then owing to it and upon such other terms and conditions as are satisfactory to the Majority Lenders (exclusive of each Affected Lender and be computed without consideration of the Commitment of each such Affected Lender). The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

      (e) Request for Refund. At the reasonable request of Holdings, on behalf of the Borrowers, a Lender or the Agent shall apply at the Borrowers' expense for a refund in respect of Taxes or Other Taxes previously paid by the Borrowers pursuant to this Section 3.9. Notwithstanding the foregoing, none of the Lenders or the Agent shall be obligated to pursue such refund if, in its sole good faith judgment, such action would be disadvantageous to it. If any Lender subsequently receives from a taxing authority a refund of any Tax previously paid by the Borrowers and for which the Borrowers have indemnified the Lender pursuant to this Section 3.9, such Lender shall within thirty (30) days after receipt of such refund, and to the extent permitted by applicable Law, pay to the Borrowers the net amount of any such recovery after deducting taxes and reasonable expenses attributable thereto.

      (f) Exemption Certificate. Not later than the commencement of the Commitment Period or, in the case of any bank or financial institution that becomes a Lender after such date, pursuant to Article 14, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, and annually on each Anniversary Date thereafter or at such other times as the Agent or the Borrowers may request, each Lender organized under the Laws of a jurisdiction outside the United States shall provide the Agent and the Borrowers with duly completed copies of Form 1001 or Form 4224 or any successor form prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other document satisfactory to Holdings, on behalf of the Borrowers, and the Agent indicating that all payments to be made to such Lender hereunder are not subject to such taxes (each such certificate, an "Exemption Certificate"). Unless the Agent and Holdings have received an Exemption Certificate from such Lender, the Borrowers, or the Agent if the Borrowers have not withheld, may withhold taxes from such payments at the applicable statutory rate (subject, in the case of the Borrowers to the requirements of Section 3.9(a)); provided, however, that if the Borrowers have withheld Holdings shall so notify the Agent. If the Borrowers are required to pay additional amounts to any Lender pursuant to this Section 3.9, such Lender shall use reasonable efforts to designate a different Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 3.9 and will not, in the sole good faith judgment of such Lender, be otherwise disadvantageous to such Lender in any material respect. A Lender which ceases to be exempt from United States withholding taxes shall notify the Agent and the Borrowers promptly thereof.

      (g) Furnishing of Certificate. Within 30 days after the date of any payment of Taxes, the Borrowers will furnish to the Agent, at its address set forth on the signature page of the Agent to this Agreement or such other address as the Agent notifies the Lenders, the original or a certified copy of a receipt evidencing payment thereof.

      (h) Survival of Provision. Without prejudice to the survival of any other agreement of the parties hereunder, but subject to Section 3.10, below, the respective agreements, rights and liabilities of the Borrowers, the Agent and the Lenders contained in this Section 3.9 shall survive the payment in full of the outstanding Revolving Credit Loans, Facility Fees, Risk Participation Fees, interest and termination of the Commitments hereunder.

      SECTION 3.10 No Waiver; Reimbursement Limitation. Failure on the part of any Lender to demand compensation, payment, or reimbursement of amounts under any of Sections 3.7, 3.8 and 3.9, above, with respect to any period shall not constitute a waiver of such Lender's rights to demand such compensation, payment, or reimbursement in such period or in any other period; provided, however, that no Lender shall be entitled to compensation, payment, or reimbursement of amounts under any of Sections 3.7, 3.8 and 3.9 for any amounts incurred or accruing more than 270 days prior to the giving of notice to Holdings of any cost, reduction,

Taxes or other amount of the nature described in any of such Sections, and provided further, however, that, if such cost, reduction, Tax or other amount is owing by a Lender by reason of a an audit or assessment by governmental authority or change in law having effect on a date earlier than the date on which such Lender receives notice thereof, then the 270-day period referred to above shall be extended to include such period of retroactive effect.

      SECTION 3.11 Optional Increase of Commitments. At any time prior to the date that is one hundred eighty (180) days prior to the last day of the Commitment Period, if no Incipient Default or Event of Default shall have occurred and be continuing (or would result after giving effect thereto), the Borrowers, may, if they so elect, increase the aggregate amount of the Commitments (each such increase to be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000). The Borrowers shall first request the existing Lenders in writing to increase their respective Commitments (proportionately based on their Ratable Shares or on such other basis as the Borrowers and the existing Lenders may agree) to accommodate the increase requested by the Borrowers. If, within fifteen (15) days following their receipt of the Borrowers' request, existing Lenders fail to agree to increase their respective Commitments in an aggregate amount at least equal to the increase requested by the Borrowers, the Borrowers may designate one or more financial institutions not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and the Letter of Credit Issuer, which consents will not be unreasonably withheld or delayed, and only if each such financial institution accepts a Commitment in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000) in respect of the portion of the requested increase not accepted by the existing Lenders. Upon execution and delivery by the Borrowers and each such Lender or other financial institution of an instrument (a "Commitment Acceptance") in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such Commitment hereunder; provided:

      (a) that the Borrowers shall provide prompt notice of the existing Lenders and other financial institutions, if any, participating in such increase to the Administrative Agent, who shall promptly notify the Lenders;

      (b) that the Borrowers shall have delivered to the Administrative Agent a copy of the Commitment Acceptance;

      (c) that the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 3.11 since the date of this Agreement, does not exceed $75,000,000;

      (d) that, before and after giving effect to such increase, the representations and warranties of the Borrowers contained in Article 10 of this Agreement shall be true and correct in all material respects; and

      (e) that the Administrative Agent shall have received such evidence (including an opinion of Borrowers' counsel) as it may reasonably request to confirm the Borrowers' due authorization of the transactions contemplated by this Section 3.11 and the validity and enforceability of the obligations of the Borrowers resulting therefrom.

      On the date of any such increase, the Borrowers shall be deemed to have represented to the Administrative Agent and the Lenders that the conditions set forth in clauses (a) through (e) above have been satisfied.

      Upon any increase in the aggregate amount of the Commitments pursuant to this Section 3.11:

            (x) within five Banking Days, in the case of any Prime Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any LIBOR Loans then outstanding, the Borrowers shall prepay such Loans in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in this Agreement, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion; and

            (y) each existing Lender whose Commitment has not increased pursuant to this Section 3.11 (each, a "Non-increasing Lender") shall be deemed, without further action by any party hereto, to have sold to each Lender whose Commitment has been assumed or increased under this Section 3.11 (each, an "Increased Commitment Lender"), and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in this Agreement) in each Letter of Credit in which such Non-Increasing Lender has acquired a participation in an amount equal to such Increased Commitment Lender's Ratable Share thereof, until such time as all Letter of Credit exposures are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

                                    ARTICLE 4
                               PRO RATA TREATMENT

      SECTION 4.1 Pro Rata Treatment. Except as required by Section 3.7 or
Section 12.4(b) or as permitted under Section 3.9, each Revolving Credit Borrowing, each participation in a Letter of Credit, each payment or prepayment of principal of any Revolving Credit Borrowing, each payment of interest on the Revolving Credit Loans, each payment of the Facility Fees, each payment of Risk Participation Fees, each reduction of the Commitments, each Rate Conversion or Rate Continuation of Revolving Credit Loans comprising a Revolving Credit Borrowing shall be allocated among the Lenders in accordance with each Lender's Ratable Portion of the Total Commitment Amount (or if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of each Lender's Revolving Credit Loans).

                                    ARTICLE 5
                                LETTERS OF CREDIT

      SECTION 5.1 Letters of Credit.

      (a) Issuance. Subject to the terms and conditions set forth this Agreement, upon written request from Holdings, on behalf of the Borrowers, a copy of which is delivered to the Agent, the Letter of Credit Issuer will issue, for the account of any Borrower, on or at any time after the commencement of the Commitment Period but prior to the earlier of (i) fifteen (15) days prior to the last day of the Commitment Period or (ii) the date on which the Lenders' Commitments are terminated in full, whether pursuant to Section 3.2 or Article 12 hereof or otherwise, Letters of Credit in such form as Holdings, on behalf of the Borrowers, and the Letter of Credit Issuer may agree, but in no case having a final expiry date later than fifteen (15) Banking Days prior to last day of the Commitment Period, and in all cases in compliance with all applicable provisions of Law; provided, however, that, in no event shall (x) the aggregate Risk Participation Exposure exceed the LC Sublimit or (y) the aggregate principal amount of all Revolving Credit Loans, plus the aggregate Risk Participation Exposure, exceed the Total Commitment Amount. The Agent shall advise the Lenders promptly following the issuance of a Letter of Credit or other event or condition which affects the Lenders' respective Risk Participation Exposures.

      (b) Reimbursement Obligations. Each Letter of Credit issued by the Letter of Credit Issuer hereunder shall be issued pursuant to the Letter of Credit Issuer's standard and customary form of letter of credit application and/or Reimbursement Agreement (or equivalent agreement otherwise named) then in use under which the Borrowers are the reimbursement obligors and shall identify: (i) the respective dates of issuance and expiry of such Letter of Credit (which date of expiry shall not be later than fifteen (15) days prior to the last day of the Commitment Period), (ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary and account party of such Letter of Credit and (iv) the drafts and other documents (if any) necessary to be presented to the Letter of Credit Issuer upon a drawing thereunder. To the extent that any of the terms of the above-referenced Reimbursement Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.

      (c) Payment of Letter of Credit Obligations. The Borrowers hereby agree to pay the Letter of Credit Issuer, on demand, the amount of each drawing under any Letter of Credit issued by the Letter of Credit Issuer pursuant to this Section, plus interest from the date of such drawing until paid in full to the Letter of Credit Issuer by the Borrowers or pursuant to Section 5.2(b) hereof, at an annual rate equal to the Prime Rate from time to time in effect.

      SECTION 5.2 Letter of Credit Issuer Relationship with Lenders.

      (a) Risk Participation. The Letter of Credit Issuer hereby agrees that it will sell simultaneously with the issuance of each Letter of Credit, and each other Lender hereby agrees that it will buy simultaneously with the issuance of each Letter of Credit (subject to the following sentence) a participation in any payment which the Letter of Credit Issuer makes for the account of the Borrowers under any such Letter of Credit for which payment the Letter of Credit Issuer is not otherwise immediately reimbursed by the Borrowers in an amount equal to such Lender's

Ratable Portion. The aggregate principal amount of all outstanding Revolving Credit Loans of such Lender, plus such Lender's aggregate Risk Participation Exposure (after taking into effect such Lender's Ratable Portion of the risk participation created under this Section 5.2) shall not exceed such Lender's Commitment in effect from time to time. The sale of the risk participation by the Letter of Credit Issuer and the purchase thereof by each Lender, respectively, shall occur simultaneously with and shall be evidenced by each Letter of Credit.

      (b) Reimbursement of Letter of Credit Issuer. The Letter of Credit Issuer will notify the Agent, who will promptly notify each other Lender, if the Letter of Credit Issuer makes any payment under any Letter of Credit. Upon demand by the Agent each such other Lender shall pay to the Agent that Lender's Ratable Portion of each such payment made by the Letter of Credit Issuer. Each such payment shall for all purposes hereunder be deemed to be a Prime Rate Loan (it being understood that (i) each Lender's obligation to make such payment is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Incipient Default hereunder or the failure of any condition precedent set forth in Article 7 to be satisfied and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever). In addition, upon demand by the Letter of Credit Issuer through the Agent, each other Lender will pay an amount equal to such Lender's Ratable Portion of all costs and expenses not reimbursed by the Borrowers which have been incurred or made by the Letter of Credit Issuer as the result of, or in connection with, any action including, but not limited to, legal action which may be taken by Agent to obtain reimbursement for payments made by Agent under any Letter of Credit, unless such costs and expenses are the result of the gross negligence or willful misconduct of, as the case may be, the Letter of Credit Issuer or the Agent.

      (c) Rights and Obligations of Letter of Credit Issuer. Neither the Letter of Credit Issuer, nor any of its correspondents, shall be responsible, provided it has exercised reasonable care, as to any document presented under a Letter of Credit, or any renewal or extension thereof, which appears to be regular on its face and appears on its face to conform to the terms of the Letter of Credit and to make reasonable reference thereto, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or to any renewal or extension thereof, or failure of documents not clearly specified in the Letter of Credit to accompany any instrument at negotiation, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit or on any renewal or extension thereof. Any action, inaction or omission on the part of the Letter of Credit Issuer or any of its correspondents, under or in connection with any Letter of Credit or any renewal or extension thereof or the related instruments or documents, if in good faith and in conformity with such Laws, regulations or customs as are applicable and the terms of this
Section 5.2, shall be binding upon the Borrowers and shall not place the Letter of Credit Issuer or any of its correspondents under any liability to any Borrower, in the absence of negligence by the Letter of Credit Issuer or its correspondents. The Letter of Credit Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of Law or contract.

      (d) Effect of Applicable Law or Custom. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided, be governed by the International Standby Practices, as adopted by the International Chamber of Commerce at the time of issuance of the Letter of Credit.

      (e) Termination of Letter of Credit Commitment. In the event that (i) any restriction is imposed on the Letter of Credit Issuer (including, without limitation, any legal lending or acceptance limits imposed by the United States of America or any political subdivision thereof) which in the reasonable judgment of the Letter of Credit Issuer would prevent the Letter of Credit Issuer from issuing Letters of Credit or maintaining its commitment to issue Letters of Credit or (ii) there shall have occurred, at any time during the term of this Agreement (A) any adverse change or a development involving a prospective adverse change affecting the condition of any of the Borrowers which would materially impair the ability of the Borrowers to meet their obligations under this Article 5, (B) any outbreak of hostilities or other national or international crisis or change in economic conditions if the effect of such outbreak, crisis or change would make the creation of Letters of Credit or the discount or sale thereof impracticable, or (C) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which would materially and adversely affect the ability of the Borrowers to perform their obligations under this Agreement, then the Letter of Credit Issuer, through the Agent, in the case of the occurrence of any event described above, shall give written notice of the occurrence of such event to the Borrowers and the Lenders, whereupon the commitment of the Letter of Credit Issuer to issue Letters of Credit shall terminate on the effective date of such notice. The Borrowers shall forthwith pay to the Letter of Credit Issuer all obligations in respect of Letters of Credit on the date of drawing of such Letter of Credit.

      SECTION 5.3 Resignation and Removal of Letter of Credit Issuer. The Letter of Credit Issuer (or any successor) may at any time resign (so long as, at the same time, the institution then serving as the Letter of Credit Issuer also resigns as Agent in the manner provided in Section 13.13, below, unless Holdings, on behalf of the Borrowers, has waived in writing the requirements of this parenthetical) as such by giving thirty (30) days' prior written notice to the Agent, the Borrowers and each Lender; and the Majority Lenders may remove the Letter of Credit Issuer at any time with or without cause by giving written notice to the Agent, the Letter of Credit Issuer and the Borrowers. In any such case, the Majority Lenders may appoint a successor to the resigned or removed Letter of Credit Issuer (the "Former LC Bank"), which successor shall (unless waived by Holdings, on behalf of the Borrowers, in writing) also be successor Agent, provided that the Majority Lenders obtain the Borrowers' prior written consent to the successor (which consent shall not be unreasonably withheld), by giving written notice to the Agent, the Borrowers, the Former LC Bank and each Lender not participating in the appointment; provided, however, that, if at the time of the proposed resignation or removal of a Letter of Credit Issuer, any Borrower is the subject of an action referred to in Section 11.7 or any other Event of Default shall have occurred and be continuing, the Borrowers' consent shall not be required. In the absence of a timely appointment, the Former LC Bank shall have the right (but not the duty) to make a temporary appointment of any Lender (but only with that Lender's consent) to act as its successor pending an appointment pursuant to the immediately preceding sentence. In either case, the successor Letter of Credit Issuer shall deliver its written acceptance of appointment to the Borrowers, the Agent, each Lender and the Former LC Bank, whereupon (a) the Former LC Bank shall execute and deliver such assignments and other writings as the successor Letter of Credit Issuer may reasonably require to facilitate its being and acting as the Letter of Credit Issuer, (b) the successor Letter of Credit Issuer shall in any event automatically acquire and assume all the rights and duties as those prescribed for the Letter of Credit Issuer by this Article 5 and (c) the Former LC Bank shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in the foregoing, the Former LC Bank shall continue to enjoy all of the rights and remedies (as against the Borrowers and the other Lenders) provided to the Letter of Credit Issuer hereunder with respect to any and all Letters of Credit which are outstanding on the effective date of its resignation or removal and which are not replaced by Letters of Credit issued by its successor or otherwise canceled.

                                    ARTICLE 6
              OPENING COVENANTS; CONDITIONS TO INITIAL CREDIT EVENT

      SECTION 6.1 Opening Covenants. Prior to or concurrently with the execution and delivery of this Agreement, Holdings shall, on behalf of the Borrowers, furnish to Agent originals or copies for delivery to each Lender and the Letter of Credit Issuer of the following:

      (a) Borrower Certificates. A certificate executed by an authorized officer of Holdings and each other Borrower and a secretary or assistant secretary of Holdings and each other Borrower certifying (a) the resolutions of the Board of Directors of such Borrower authorizing the execution, performance and delivery of this Agreement, the Notes and all other Loan Documents, (b) the names and signatures of the officers of such Borrower executing or attesting to such documents, and (c) the absence of any Event of Default or Incipient Default;

      (b) Good Standing Certificates. Certificates of good standing for Holdings and each other Borrower, certified by the office of the Secretary of State or other similar official of the state of incorporation of such entities, and certificates of qualification to transact business as a foreign corporation or other entity in every other State where such Borrower's failure so to qualify could have a Material Adverse Effect;

      (c) Payment of Agent's Legal Fees. Evidence of payment to the Agent, for its own account, of the legal fees and expenses of the Agent.

      SECTION 6.2 Prior to Initial Credit Event. Prior to or concurrently with the occurrence of the Initial Credit Event, Holdings shall, on behalf of the Borrowers, furnish to Agent originals or copies for delivery to each Lender and the Letter of Credit Issuer of the following:

      (a) Revolving Credit Notes. Revolving Credit Notes, in favor of each of the Lenders, in the principal amount of such Lender's Commitment;

      (b) Existing Credit Facility. Contemporaneously with the Initial Credit Event hereunder, the Borrowers shall have terminated the commitments of the lenders under the

Existing Credit Agreement and prepaid (with such exceptions as may be agreed to by the Agent and the Lenders) all borrowings thereunder, including letters of credit outstanding thereunder;

      (c) Credit Request and Disbursement Direction Letter. To the extent, if any, that an advance of Loans on such date is to be requested, a Notice of Borrowing and a letter from Holdings, on behalf of the Borrowers, directing the Agent to disburse the proceeds of the initial Revolving Credit Borrowing;

      (d) Legal Opinion. A favorable opinion of counsel for the Borrowers, all in form and substance reasonably acceptable to the Agent;

      (e) Borrower Certificate. A certificate executed by an authorized officer of each Borrower and a secretary or assistant secretary of each Borrower certifying the absence of any Event of Default or Incipient Default;

      (f) Letter of Credit Reimbursement Agreement. A Letter of Credit Reimbursement Agreement duly executed by the applicable Borrower with respect to any Letter of Credit issued on the Closing Date;

      (g) Closing Fees. The Borrowers shall have paid to the Agent for the ratable benefit of the Lenders the upfront fee provided for in Section 3.4(e);

      (h) Other Matters. Such other documents, certificates and other matters as the Agent may reasonably request of Holdings and any of the other Borrowers.

                                    ARTICLE 7
                         CONDITIONS TO ALL CREDIT EVENTS

      On the date of each Credit Event, such Credit Event shall constitute a representation and warranty by the Borrowers that the following are and will be true as of such date and after giving effect to such Credit Event, and each of the following shall be true as a condition precedent thereto:

      SECTION 7.1 Representation Bringdown. The representations and warranties contained in Article 10 are true and correct in all respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

      SECTION 7.2 Compliance with Agreement. The Borrowers shall be in compliance with all other terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Incipient Default shall have occurred and be continuing; and

      SECTION 7.3 No Material Adverse Change. There has been no event since the date hereof which would or might reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 8
                              AFFIRMATIVE COVENANTS

      From and after the Closing Date through the commencement of the Commitment Period and for so long thereafter as any of the Obligations remain unpaid and outstanding, or any Lender shall have any Commitment outstanding, or any Loans shall remain unpaid, the Borrowers shall perform and observe, and shall cause all of the other Lincoln Parties to perform and observe, all of the following covenants:

      SECTION 8.1 Financial Statements.

      (a) Quarterly Financial Statements. Holdings shall furnish to each Lender promptly, and in any case within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each of its Fiscal Years, unaudited Consolidated balance sheet of Holdings as at the end of that period and the related unaudited Consolidated statements of income and cash flows, and setting forth, in the case of such unaudited Consolidated statements of income and of cash flows, comparative figures for the related periods in the prior Fiscal Year, all prepared in accordance with GAAP and otherwise in form and detail satisfactory to each Lender and certified by a financial officer of Holdings.

      (b) Annual Financial Statements. Holdings shall furnish to each Lender as soon as available and in any event within 90 days after the close of each Fiscal Year of Holdings, the Consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related Consolidated statements of income, of stockholders' equity and of cash flows for such Fiscal Year, in each case setting forth comparative figures for the preceding Fiscal Year, all in reasonable detail and accompanied by the opinion with respect to such Consolidated financial statements of independent public accountants of recognized national standing selected by Holdings, which opinion shall be unqualified and shall (A) state that such accountants audited such Consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of Holdings and its Subsidiaries as at the end of such Fiscal Year and the Consolidated results of their operations and cash flows for such Fiscal Year in conformity with generally accepted accounting principles, or (B) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

      (c) Officer's Certificates. Holdings shall furnish to each Lender the following:

            (i) concurrently with the financial statements delivered in connection with clauses (a) and (b) above, a certificate of a responsible financial officer of Holdings, certifying that (A) to his or her knowledge and belief, those financial statements fairly present in all material respects the financial condition and results of operations of

      Holdings and its Subsidiaries (subject, in the case of interim financial statements, to routine year-end audit adjustments) and (B) no Incipient Default or Event of Default then exists or if any does, a brief description thereof and of Holdings' intentions in respect thereof, and

            (ii) within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of any Fiscal Year and within ninety (90) days after the end of any Fiscal Year, a certificate of a responsible financial officer of Holdings, in the form of Exhibit E hereto, setting forth the calculations necessary to determine whether or not the Borrowers are in compliance with Sections 9.7 and 9.8 hereof.

      (d) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that Holdings or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

      (e) Annual and Quarterly Reports, Proxy Statements and other Reports Delivered to Stockholders Generally. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Holdings furnishes to its stockholders generally.

      (f) Other Information. With reasonable promptness, such other information or documents (financial or otherwise) relating to Holdings or any of its Subsidiaries as any Lender may reasonably request from time to time.

      (g) Fiscal Year. Holdings shall not change its Fiscal Year and shall not permit any of its Subsidiaries to change its respective fiscal year unless (i) Holdings has delivered to the Agent written notice thereof at least thirty (30) days prior to the effectiveness of such change, and (ii) the Borrowers have executed and delivered to the Agent and the Lenders such amendments to this Agreement and other Loan Documents as Agent or the Majority Lenders may reasonably require to cause the provisions of this Agreement and the other Loan Documents immediately after such change to have the same effect as that intended by the provisions of this Agreement and the other Loan Documents immediately prior to such change.

      SECTION 8.2 Notice.

      (a) Notice of Default; Other Events. Holdings shall give each Lender prompt written notice as soon as possible, and in any event within five (5) Banking Days after any responsible officer of any Lincoln Party obtains knowledge thereof, of (i) the occurrence of any Incipient Default or Event of Default or of any development which in such officer's reasonable belief would or might reasonably be expected to result in a Material Adverse Effect, setting forth the details of such Incipient Default or such development and the action that such Lincoln Party has taken or proposes to take with respect thereto or
(ii) any litigation or governmental or regulatory proceeding against any Lincoln Party which is likely to have a Material Adverse Effect.

      (b) Notice of ERISA Matters. Promptly, and in any event within 10 days after receipt from any ERISA Regulator of notice of, or a responsible officer of any Borrower otherwise becoming aware of, any of the following, Holdings shall give the Agent written notice setting forth the nature thereof and the action, if any, that Holdings or an ERISA Affiliate proposes to take with respect thereto:

      (i) the occurrence of a Default under ERISA;

      (ii) with respect to any Plan, any Reportable Event;

      (iii) the taking by the Pension Benefit Guaranty Corporation of steps to institute, or the threatening by the Pension Benefit Guaranty Corporation of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Holdings or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the Pension Benefit Guaranty Corporation with respect to such Multiemployer Plan (including a copy of any notice thereof); or

      (iv) any event, transaction or condition that could result in the incurrence of any liability by Holdings or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of Holdings or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect.

      (c) Environmental Reporting. Holdings shall give each Lender prompt, and in any event within ten (10) days of the date any Lincoln Party receives or transmits, as the case may be, copies of all material communications with any government or governmental agency relating to Environmental Laws.

      SECTION 8.3 Insurance. Each Lincoln Party shall keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Agent's written request upon and during the continuance of an Event of Default, Holdings shall furnish to the Agent such information about any such insurance as the Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Agent and certified by an appropriate officer of Holdings.

      SECTION 8.4 Money Obligations. Each Lincoln Party shall pay, in full (a) all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which such Lincoln Party may be or become liable, or to which any or all of the properties of such Lincoln Party may be or become subject, prior to the date on which the failure to make such payment would reasonably be expected to have a Material Adverse Effect, and (b) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and except further trade accounts payable consistent with such Lincoln Party's past practice) before such payment becomes overdue where the failure to make such payment would reasonably be expected to have a Material Adverse Effect.

      SECTION 8.5 Records.

      (a) Each Lincoln Party shall at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with GAAP in all material respects.

      (b) If no Incipient Default or Event of Default then exists, the Borrowers shall permit the Agent, at the expense of the Lenders, and any Lender, at the expense of such Lender, and upon reasonable prior notice to Holdings, to visit the principal executive office of each Borrower, to discuss the affairs, finances and accounts of the Borrowers and the other Subsidiaries with each Borrower's officers and, with the consent of Holdings (which consent will not be unreasonably withheld), to visit the other offices and properties of the Borrowers and the Subsidiaries and to make copies and extracts from the books and records of such Borrowers and Subsidiaries, all at such reasonable times and as often as may be reasonably requested; and

      (c) If any Incipient Default or Event of Default then exists, the Borrowers shall permit the Agent and any Lender, at the expense of the Borrowers, to visit and inspect any of the offices or properties of each Borrower or any other Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Borrower hereby authorizes said accountants to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries), all at such times and as often as may be determined by the Agent or such Lender.

      SECTION 8.6 Franchises. Each Lincoln Party shall preserve and maintain at all times its corporate existence, rights and franchises, except where the failure to maintain any such corporate right or franchise would reasonably not be expected to have a Material Adverse Effect; provided, however, that this
Section 8.6 shall not prevent any merger or consolidation permitted by Section
9.3 hereof.

      SECTION 8.7 Certain Subsidiaries to Join as Borrower. In the event that at any time after the Closing Date any Borrower directly or indirectly has any Significant Subsidiary that is not a Borrower, Holdings shall notify the Agent in writing of such event, identifying the Significant Subsidiary in question and referring specifically to the rights of the Agent and the Lenders under this
Section 8.7. Holdings shall, within 30 days following request therefor from the Agent, cause such Significant Subsidiary to deliver to the Agent (i) a joinder to this Agreement and such other Loan Documents as the Agent reasonably requires to cause such Significant Subsidiary to be a Borrower hereunder and (ii) if such Significant Subsidiary is a corporation, resolutions of the Board of Directors of such Significant Subsidiary, certified by the Secretary or an Assistant Secretary of such Significant Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery thereof, or if such Significant Subsidiary is not a corporation, such other evidence of the authority of such Significant Subsidiary to execute such joinder and other Loan Documents, as the Agent may reasonably request.

      SECTION 8.8 Most Favored Covenant Status. If any one or more of the Borrowers at any time after the Closing Date, issues or guarantees any unsecured Indebtedness denominated in Dollars for money borrowed or represented by bonds, notes, debentures or similar securities in an aggregate amount exceeding $25,000,000, to any lender or group of lenders acting in concert with one another, or one or more institutional investors, pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument, includes affirmative or negative business or financial covenants (or any events of default or other type of restriction which would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any "put" or mandatory prepayment of such Indebtedness upon the occurrence of a "change of control") which are applicable to such Borrower or Borrowers, other than those set forth herein or in any of the other Loan Documents, Holdings shall promptly so notify the Agent and the Lenders and, if the Agent shall, at the instruction of the Majority Lenders, so request by written notice to Holdings, the Borrowers, the Agent and the Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Majority Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Majority Lenders, into any of the other Loan Documents.

      SECTION 8.9 Compliance With Laws. Each Lincoln Party shall comply in all respects with its Articles of Incorporation or Certificate of Incorporation(or equivalent organization documentation), as the case may be, and Regulations or By-laws, as the case may be (or equivalent organization documentation), and all applicable occupational safety and health Laws, federal and state securities Laws, product safety Laws, Environmental Laws and every other Law, treaty, rule, regulation, determination of an arbitrator, and every lawful governmental order or determination if non-compliance with such Law or order would have or might reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 8.9 shall not apply to any noncompliance if and to the extent that the same is being contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and against which appropriate reserves have been established.

      SECTION 8.10 Properties. Each Lincoln Party shall maintain all assets in any material respect necessary to its continuing operations in good working order and condition, ordinary wear and tear excepted.

      SECTION 8.11 Use of Proceeds. The Borrowers shall use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 2.2.

      SECTION 8.12 Anti-Terrorism Laws. The Borrowers and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to the Lenders and the Letter of Credit Issuer any certification or other evidence requested from time to time by any Lender or the Letter of Credit Issuer in its sole reasonable discretion, confirming the Borrowers' compliance with this Section 8.12.

                                    ARTICLE 9
                               NEGATIVE COVENANTS

      From and after the Closing Date through the commencement of the Commitment Period and for so long thereafter as any of the Obligations remain unpaid and outstanding, or any Lender shall have any Commitment outstanding, or any Loans shall remain unpaid, the Borrowers shall perform and observe, and shall cause all of the other Lincoln Parties to perform and observe, all of the following covenants:

      SECTION 9.1 ERISA Compliance. The Borrowers shall not permit (i) any Plan to fail to satisfy the minimum funding standards of ERISA or the Code, for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, to exceed $100,000,000, (iii) Holdings or any ERISA Affiliate to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or (iv) Holdings or any Subsidiary to establish or amend any employee welfare benefit plan (as defined in Section 3 of ERISA) that provides post-employment welfare benefits in a manner that would increase the liability of Holdings or any Subsidiary thereunder, unless any such event or events described in clauses (i) through (iv), above, either individually or together with any other such event or events, would reasonably not be expected to have a Material Adverse Effect.

      SECTION 9.2 Investments. No Lincoln Party shall make or have outstanding any Investment, other than:

      (a) Investments by a Lincoln Party in and to its Subsidiaries on the date hereof, and after the date hereof, (i) any Investment in assets that is a Permitted Acquisition and (ii) any Investment in any Person which, after giving effect to such Investment, becomes a Subsidiary of such Lincoln Party under a Permitted Acquisition, so long as such Lincoln Party causes such Subsidiary to comply with the requirements of Section 8.7, above;

      (b) Investments of the Lincoln Parties existing as of the Closing Date and described on Schedule 9.2 hereto;

      (c) Investments in Cash Equivalents;

      (d) Investments in mutual funds registered under the Investment Company Act of 1940, as amended, which invest only in either money market securities or United States

Governmental Securities, in either case, maturing within three years from the date of acquisition thereof by such mutual fund;

      (e) Subject to the limitations provided for under Section 9.3(c) hereof, Investments in Special Purpose Companies incidental to the consummation of Qualifying Securitization Transactions;

      (f) Investments in property to be used in the ordinary course of business of the Borrowers and their Subsidiaries;

      (g) Investments in current assets arising from the sale of goods and services in the ordinary course of business of the Borrowers and their Subsidiaries; and

      (h) Investments of the Lincoln Parties not described in the foregoing clauses (a) through (g); provided that the aggregate amount of all such Investments, on a Consolidated basis, outstanding under this clause (h) shall not at any time exceed an amount equal to fifteen percent (15%) of Consolidated Net Worth at such time.

      SECTION 9.3 Mergers; Acquisitions; Bulk Transfers. No Lincoln Party shall:

      (a) be a party to any consolidation, control share acquisition, majority share acquisition or other business combination or merger, other than:

      (i) a Permitted Holdings Merger,

      (ii) a Permitted Acquisition, or

      (iii) a merger of a Subsidiary into another Subsidiary, provided that (A) if either such Subsidiary is a Borrower:

            (1) Holdings shall deliver to the Agent written notice thereof at least five (5) Banking Days prior to the effective date of such merger,

            (2) such merging Subsidiaries (and any other Borrowers requested by the Agent or the Lenders) shall execute and deliver to the Agent and the Lenders such assumptions, confirmations, and other Loan Documents as the Agent or the Lenders may require to protect their interests under this Agreement and the other Loan Documents, and

            (3) after giving effect to such merger, no Event of Default or Incipient Default shall exist,

      and (B) as to all other mergers of a Subsidiary into another Subsidiary, Holdings shall advise the Agent in writing of such merger contemporaneously with its effectiveness, or

      (b) purchase all or a substantial part of the outstanding securities or assets of any corporation or other business enterprise, except Permitted Acquisitions, or

      (c) other than Holdings, issue any of its own stock (or any options or warrants to purchase stock or other securities exchangeable for or convertible into such stock) to any Person other than another Lincoln Party, except (i) to qualify directors, in the minimum amount required for such qualification, (ii) stock issued, in the minimum amount required by law, to comply with laws requiring multiple shareholders, or (iii) in connection with an issuance of such stock whereby such Lincoln Party maintains its same direct or indirect proportionate interest in such Subsidiary, unless

      (A) such issuance is for cash consideration or Cash Equivalents and after giving effect to such issuance of such stock, such Lincoln Party shall continue to be a Subsidiary of Holdings;

      (B) in the opinion of a responsible officer of Holdings (and the Board of Directors of such Lincoln Party to the extent Board approval is required), that the sale is for fair value and in the best interests of such Lincoln Party;

      (C) said stock issued to a Person on terms reasonably deemed by the responsible officer of Holdings (or the Board of Directors of such Lincoln Party to the extent Board approval is required) to be adequate and satisfactory;

      (D) for the purposes of measuring compliance with Section 9.3(d), below, such issuance shall be treated as a disposition of assets by such Lincoln Party proportionately equal to the increase in the minority interests in the stock and surplus of such Lincoln Party; and

      (E) no Event of Default or Incipient Default then exists or would exist after giving effect to such issuance.

      (d) lease, sell or otherwise transfer any material assets (other than such personal property, if any, as may have become obsolete or no longer useful in the continuance of its present business) except (i) in the normal course of its present business, (ii) the sale or other transfer of Trade Receivables to a Special Purpose Company pursuant to one or more Qualifying Securitization Transactions, to the extent that the aggregate amount outstanding under all financing facilities relating to such Qualifying Securitization Transactions shall not exceed $75,000,000 at any time of determination, and (iii) any lease, sale or transfer by a Lincoln Party to another Lincoln Party, which, as to leases, sales and transfers by Borrowers to Lincoln Parties that are not Borrowers, do not exceed in the aggregate $20,000,000 on a Consolidated basis in any Fiscal Year; provided that the foregoing restrictions shall not apply to the sale of assets for cash to a Person other than an Affiliate, if all of the following conditions are met:

      (A) the aggregate book value of such assets, together with all other assets of the Lincoln Parties previously disposed of (other than pursuant to clauses (i), (ii) and (iii) above) during any Fiscal Year on a Consolidated basis does not exceed fifteen percent

      (15%) of Consolidated Net Worth as of the end of the Fiscal Year then most recently ended;

      (B) in the opinion of a responsible officer and the Board of Directors of such Lincoln Party (to the extent Board approval is required), the sale is for fair value and in the best interests of such Lincoln Party; and

      (C) no Event of Default or Incipient Default then exists or would exist after giving effect to such sale.

      SECTION 9.4 Liens. No Lincoln Party shall (a) acquire any property subject to any inventory consignment, lease, land contract or other title retention contract (this section shall not apply to true leases, consignments, tolling or other possessory agreements in respect of the property of others whereby such Lincoln Party does not have legal or beneficial title to such property and which, pursuant to GAAP, are not required to be capitalized), (b) sell or otherwise transfer any Trade Receivables, whether with or without recourse, or
(c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or Lien of any kind or nature; provided, that this Section shall not apply to:

      (i) any lien for a tax, assessment or governmental charge or levy which is not yet due and payable or which is being contested in good faith and as to which such Lincoln Party shall have made appropriate reserves,

      (ii) any lien securing only its workers' compensation, unemployment insurance and similar obligations,

      (iii) any mechanics, carrier's or similar common law or statutory lien incurred in the normal course of business,

      (iv) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,

      (v) Permitted Purchase Money Security Interests,

      (vi) any mortgage, security interest or lien (other than Permitted Purchase Money Security Interests) securing only indebtedness incurred to any Lender, so long as the aggregate unpaid principal balance of all such Indebtedness secured by all such mortgages, security interests and liens, on a Consolidated basis, does not at any time exceed an amount equal to five percent (5%) of Consolidated Net Worth at such time,

      (vii) any financing statement perfecting only a security interest permitted by this Section,

      (viii) easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any Borrower's or any Subsidiary's real property,

      (ix) liens on assets acquired pursuant to a Permitted Acquisition or a Permitted Holdings Merger,

      (x) any attachment or judgment Lien, but only so long as (A) the judgment it secures shall, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within thirty (30) days after the expiration of any such stay and (B) the judgment it secures, when taken together with all other judgments related to attachment and judgment Liens under this clause (x), does not exceed $15,000,000 in the aggregate,

      (xi) Liens incurred in the ordinary course of business to secure (A) the non-delinquent performance of bids, trade contracts, leases (other than Capital Leases) and statutory obligations, (B) contingent obligations on surety bonds and appeal bonds, and (C) other similar non-delinquent obligations, in each case, not incurred or made in connection with the obtaining of advances or credit, the payment of the deferred purchase price of property or the incurrence of other Indebtedness, provided that such Liens, taken as a whole, would not, even if enforced, have a Material Adverse Effect,

      (xii) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances in the ordinary course of business, in each case incidental to, and not interfering in any material respect with, the ordinary conduct of the business of such Lincoln Party, and which do not in the aggregate materially impair the use of such property in the operation of the business of such Lincoln Party or the value of such property for the purposes of such business,

      (xiii) any other liens existing on the date hereof which are identified on
      Schedule 9.4 hereto,

      (xiv) any extension, renewal or refunding of any Lien permitted by the preceding clauses (vii), (ix), (xii) and (xiii) of this Section 9.4 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (A) such extension, renewal or refunding shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (B) such Lien shall attach solely to the same such property, (C) the principal amount remaining unpaid as of the date of such extension, renewal or refunding is less than or equal to the fair market value of the property (determined in good faith by the Board or Directors of Holdings) to which such Lien is attached, (D) at the time of such extension, renewal or refunding and after giving effect thereto, no Event of Default would exist, or

      (xv) liens (other than liens on Trade Receivables unless in connection with a Qualifying Securitization Transactions complying with the limitations contained in

      Section 9.3(d)(ii), above) not otherwise permitted in the foregoing clauses (i) through (xiv), above, securing Indebtedness that does not exceed at any time an amount equal to ten percent (10%) of Consolidated Net Worth at such time.

      SECTION 9.5 Transactions with Affiliates. No Lincoln Party shall enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business of and pursuant to the reasonable requirements of such Lincoln Party's business and upon fair and reasonable terms no less favorable to such Lincoln Party than would obtain in a comparable arm's-length transaction with a person other than an Affiliate.

      SECTION 9.6 Change in Nature of Business, Name. No Lincoln Party shall make any material change in the nature of its business as carried on at the date hereof; and no Borrower make, any change in its corporate or other entity name, except upon sixty (60) days' prior written notice to the Agent.

      SECTION 9.7 Fixed Charges Coverage. Holdings shall not permit the Fixed Charges Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.75 to 1.00.

      SECTION 9.8 Total Leverage Ratio. Holdings shall not permit the Total Leverage Ratio as of the end of any Fiscal Quarter to be greater than 3.00 to 1.

      SECTION 9.9 Distributions. Holdings shall not declare or pay any dividend or other Distribution in cash, property or obligations (other than in shares of capital stock of Holdings or in options, warrants or other rights to acquire any such capital stock or in other securities convertible into any such capital stock) on any shares of capital stock of Holdings of any class; and Holdings shall not purchase, redeem or otherwise acquire for any consideration any shares of capital stock Holdings of any class or any option, warrant or other right to acquire any such capital stock, unless, as to any of the foregoing, no Event of Default or Incipient Default then exists or would exist after giving effect thereto.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

      Each Borrower jointly and severally represents and warrants to each of the Lenders as follows:

      SECTION 10.1 Existence; Subsidiaries.

      (a) Each Borrower is a corporation duly organized and validly existing and in good standing under the Laws of the state of its incorporation or organization and is duly qualified and authorized to do business wherever it owns any real estate or personal property or transacts any substantial business (except in jurisdictions in which failure to so qualify would not have a Material Adverse Effect).

      (b) Except as set forth on Schedule 10.1 hereto, no Lincoln Party has any Subsidiaries.

      SECTION 10.2 Power, Authorization and Consent. The execution, delivery and performance of this Agreement and the Notes by a Borrower, and of all Loan Documents to which any of them is party (a) are within Holdings' or such other Borrower's legal power and authority, (b) have been duly authorized by all necessary or proper action of Holdings or such other Borrower, (c) do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and (d) will not violate (i) any provision of Law applicable to Holdings or such other Borrower, (ii) any provision of Holdings' or such other Borrower's, as the case may be, certificate or articles of incorporation, by-laws or regulations, or operating agreement, or
(iii) any material agreement or material indenture by which Holdings or such other Borrower or the property of Holdings or such other Borrower is bound, except where such violation specified in this clause (iii) would not have a Material Adverse Effect, or (e) will not result in the creation or imposition of any lien or encumbrance on any property or assets of Holdings or such other Borrower except as provided herein.

      SECTION 10.3 Litigation; Proceedings. Except as set forth on Schedule 10.3 hereto, no action, suit, investigation or proceeding is now pending or, to the knowledge of Holdings, threatened, against Holdings or any Subsidiary, at Law, in equity or otherwise, or with respect to this Agreement or any other Loan Document, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which would or might reasonably be expected to have a Material Adverse Effect.

      SECTION 10.4 ERISA Compliance.

      (a) Holdings and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable Laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by Holdings or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Holdings or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, operations, affairs, financial condition, assets, or properties of Holdings and its Subsidiaries taken as a whole.

      (b) On the Closing Date, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of January 1, 2004 on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in the case of any single Plan or in the aggregate for all Plans, provided that Holdings' Annual Report on Form 10-K for the Fiscal Year ended December 31,

2003 indicated that, as of December 31, 2003, the projected benefit obligation under all such Plans exceeds the plan assets of such Plan by not more than $92,000,000. The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meanings specified in Section 3 of ERISA.

      (c) Holdings and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material in relation to the business, operations, affairs, financial condition, assets, or properties of Holdings and its Subsidiaries taken as a whole.

      (d) The expected post-retirement benefit obligation (determined as of the last day of Holdings' most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of Holdings and its Subsidiaries is not material in relation to the business, operations, affairs, financial condition, assets, or properties of Holdings and its Subsidiaries taken as a whole.

      (e) The execution and delivery of this Agreement and the occurrence of any Credit Event hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

      SECTION 10.5 Financial Condition. The Consolidated audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2003, previously delivered to the Lenders, are true and complete (including, without limiting the generality of the foregoing, a disclosure of all material contingent liabilities), have been prepared in accordance with GAAP applied on a basis consistent with those used during their next preceding Fiscal Year (except as noted therein) and fairly present their then financial condition and operations for the Fiscal Year then ending. There has been no material change in Holdings' or any Subsidiary's financial condition, properties or business since that date.

      SECTION 10.6 Solvency. Each Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to the Lenders. No Borrower is insolvent as defined by any applicable state or federal Law, nor will any Borrower be rendered insolvent by the execution and delivery of this Agreement or any Note or Guaranty to the Lenders. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Lenders incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

      SECTION 10.7 Default. No Incipient Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

      SECTION 10.8 Lawful Operations. The operations of Holdings, the operations of each of the Subsidiaries and all Borrower Property are in full compliance with all requirements imposed by Law or regulation, whether federal, state or local including (without limitation) all Environmental Laws, occupational safety and health Laws and zoning ordinances except where the noncompliance with any such Laws could not be reasonably expected to result in a Material Adverse Effect; provided, however, that this Section 10.8 shall not apply to any noncompliance if and to the extent that the same is being contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof and against which appropriate reserves have been established.

      SECTION 10.9 Investment Company Act Status. No Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(1), et seq.).

      SECTION 10.10 Regulation G/Regulation U/Regulation X Compliance. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock", (as defined by Regulation U of the Board of Governors of the Federal Reserve System of the United States (as amended from time to time)) and all official rulings and interpretations thereunder or thereof and at no time shall more than 25% of the value of the assets of Holdings and its Consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in section 221.2(g) of Regulation U) be represented by "margin stock". No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to extend credit to others for the purpose of purchasing "margin stock" or to carry or to extend credit to others for the purpose of carrying stock which will be "margin stock" after giving effect to the Loans or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulation G, U or X.

      SECTION 10.11 Title to Properties. Each Lincoln Party has good and marketable title to all assets reflected in such entity's most recent financial statements referred to in Section 10.5, except for assets disposed of in the ordinary course of business since the date of such financial statements. All such assets are free and clear of any mortgage, security interest or other Lien of any kind, other than any Liens permitted by this Agreement, except for those defects in title (as distinct from Liens) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      SECTION 10.12 Intellectual Property. Each Lincoln Party owns or has the legal and valid right to use all intellectual property necessary for the operation of its business as presently conducted, free from any Lien not permitted under this Agreement and free of any restrictions material to the operation of its business as presently conducted.

      SECTION 10.13 Anti-Terrorism Laws.

      (a) No Borrower nor any Affiliate of a Borrower, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

      (b) No Borrower, nor any Affiliate of a Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a "Blocked Person"):

      (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

      (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

      (iii) a Person with which any Lender or the Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

      (iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;

      (v) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

      (vi) a Person who is affiliated or associated with a Person listed above.

No Borrower or, to the knowledge of a Borrower, any of its agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

      SECTION 10.14 Full Disclosure. No information, exhibits or reports furnished by Holdings or any other Borrower to the Agent or any Lender omits to state any fact necessary to make the statements contained therein not materially misleading in light of the circumstances and purposes for which such information was provided. Holdings and each of the other Borrowers has provided all information requested by the Agent or any Lender and all such information is complete and accurate in all material respects.

                                   ARTICLE 11
                                EVENTS OF DEFAULT

      Each of the following shall constitute an event of default (an "Event of Default") hereunder:

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      SECTION 11.1 Payments. If the principal of or interest on any Note, any
Letter of Credit reimbursement obligation not reimbursed pursuant to Section 5.1, any reimbursement, payment or amount due the Agent or any of the Lenders, any amendment fee or administrative fee imposed by any of the Lenders, any Letter of Credit fees or any Facility Fee, the Risk Participation Fee or other fee or amount owing to the Lenders or the Agent under this Agreement or under any other Loan Document shall not be paid in full punctually when due and payable.

      SECTION 11.2 Covenants. If any Borrower shall fail or omit to perform and observe (i) any covenant or agreement contained in any of Sections 8.4, 8.5, 8.8, 8.9 and 8.10 hereof and such failure or omission is not cured within 30 days following the earlier of a Borrower's actual knowledge thereof or written notice thereof from the Agent or any Lender or (ii) any other covenant or agreement or other provision (other than those referred to in Section 11.1 hereof or clause (i) of this Section 11.2) contained or referred to in this Agreement or any other Loan Document (after giving effect to any required notice, grace period or both in such other Loan Document) that is on such Borrower's part to be complied with.

      SECTION 11.3 Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document or any other material information furnished by Holdings or any Subsidiary to the Lenders or any thereof or any other holder of any Note shall be false or erroneous in any material respect when furnished or made or deemed furnished or made hereunder.

      SECTION 11.4 Cross Default. If Holdings or any Subsidiary, after any applicable notice or grace period or both, (i) defaults in the payment of any principal or interest due and owing upon any other Indebtedness or Indebtednesses in aggregate principal amount in excess of an amount equal to two and one-half percent (2.5%) of Consolidated Net Worth at such time, (ii) defaults in the performance of any other agreement, term or condition contained in any promissory note, agreement or other instrument under which such Indebtedness or Indebtednesses, in aggregate principal amount in excess of an amount equal to two and one-half percent (2.5%) of Consolidated Net Worth at such time, are evidenced, created, constituted, secured or governed, and by reason of such default the holder or holders of such Indebtedness or Indebtednesses have accelerated the maturity thereof, or (iii) defaults in the performance of any other agreement, term or condition contained in any promissory note, agreement or other instrument under which Indebtedness or Indebtednesses, in aggregate principal amount in excess of $100,000,000 (including, without limitation, those promissory notes in aggregate principal amount of $150,000,000 issued by Holdings and Lincoln under and pursuant to that certain Note Purchase Agreement dated March 12, 2002 among Holdings, Lincoln, State Farm Life Insurance Company, et al.), are evidenced, created, constituted, secured or governed, the effect of which default is to cause, or to entitle or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity.

      SECTION 11.5 Termination of Plan or Creation of Withdrawal Liability. If
(a) any Reportable Event occurs and the Majority Lenders, in their sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit

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Guaranty Corporation or (ii) for the appointment by the appropriate United
States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Majority Lenders within thirty (30) days after giving of written notice of such determination to the Borrowers by any Lender or (b) any Plan shall be terminated within the meaning of Title IV of ERISA (other than a Standard Termination, as that term is defined in Section 4041(b) of ERISA), or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan or (e) there occurs a withdrawal by Holdings or any Subsidiary from a Multi-Employer Plan which results or may result in a withdrawal liability in an amount that is material in relation to the business, operations, affairs, financial condition, assets, or properties of Holdings and its Subsidiaries taken as a whole.

      SECTION 11.6 Validity of Agreements. If this Agreement, the Notes, any Reimbursement Agreement, or any other Loan Document shall for any reason cease to be, or be asserted by Holdings, any other Borrower or any other party intended to be bound thereby (other than a Lender or the Agent) not to be, a legal, valid and binding obligation of any party thereto (other than the Agent, the Letter of Credit Issuer or any Lender) enforceable in accordance with its terms.

      SECTION 11.7 Solvency of Borrowers. If any Borrower shall (a) discontinue business (except in connection with a transaction expressly permitted under Section 9.3, above), or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal or state) relating to relief of debtors, or admit by any answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for thirty
(30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of such Borrower approves a petition seeking reorganization of such Borrower or any other judicial modification of the rights of its creditors, or appoints a receiver, custodian, trustee, interim trustee or liquidator for such Borrower or of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

      SECTION 11.8 Judgments. If (a) one or more judgments for the payment of money in an aggregate amount in excess of an amount equal to two and one-half percent (2.5%) of Consolidated Net Worth at such time (unless, in the determination of the Majority Lenders, the Borrowers shall have made adequate provision for the prompt payment thereof) shall be rendered against one or more Borrowers, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or (b) any action shall

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be legally taken by a judgment creditor to levy upon assets or properties of a
Borrower to enforce any judgment.

                                   ARTICLE 12
                              REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere,

      SECTION 12.1 Optional Defaults. If any Event of Default referred to in any of Sections 11.1 through and including 11.6, in clause (b) of Section 11.7, or in Section 11.8 shall occur, the Majority Lenders, shall have the right in their discretion, (i) by directing the Agent, on behalf of the Lenders, to give written notice to the Borrowers, to:

      (1) terminate the Commitments hereby established, if not theretofore terminated, and forthwith upon such election the obligations of the Lenders, and each thereof, to make any further loan or loans hereunder and to risk participate in Letters of Credit hereunder or otherwise effect any Credit Event, and the obligation of the Letter of Credit Issuer to issue Letters of Credit, immediately shall be terminated, and/or

      (2) accelerate the maturity of all of the Borrowers' Obligations to the Lenders and the Agent (if not already due and payable), whereupon all of the Obligations to the Lenders and the Agent shall become and (including but not limited to the Notes and all reimbursement obligations under Letters of Credit) thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower, and the Borrowers shall immediately deposit with the Agent as cash collateral an amount equal to the aggregate Stated Amounts of all Letters of Credit then outstanding, and (ii) to exercise (or cause the Agent to exercise) such other rights and remedies as may be available hereunder, under the other Loan Documents, at law or in equity.

      SECTION 12.2 Automatic Defaults. If any Event of Default referred to in
Section 11.7 (other than clause (b) thereof) shall occur:

      (1) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Lender thereafter shall be under any obligation to grant any further loan or loans hereunder or otherwise effect any Credit Event, nor shall the Letter of Credit Issuer be under any obligation to issue any Letter of Credit hereunder, and

      (2) the principal of and interest on any Notes and all reimbursement obligations with respect to Letters of Credit then outstanding, all of the Borrowers' other Lender Debt, and the Agent shall thereupon become and thereafter be immediately due and payable in full (if not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower, and the Borrowers shall immediately deposit with the Agent as

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cash collateral an amount equal to the aggregate Stated Amounts of all Letters of Credit then outstanding, and

      (3) subject to any applicable automatic stay or other restriction of Law, the Agent and the Lenders may exercise such other rights and remedies as may be available hereunder, under the other Loan Documents, at law or in equity.

      SECTION 12.3 Offsets. If there shall occur or exist any Event of Default or if the maturity of the Notes or any Letter of Credit is accelerated pursuant to Section 12.1 or 12.2, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Indebtedness then owing by any Borrowers to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 12.4), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Lender to or for the credit or account of any Borrowers, all without notice to or demand upon the Borrowers or any other person, all such notices and demands being hereby expressly waived by the Borrowers.

      SECTION 12.4 Equalization of Advantage. Each Lender agrees with the other Lenders that if it at any time shall obtain any Advantage over the other Lenders in respect of the Obligations to the Lenders (except under Section 3.7, 3.8, 3.9 or 15.4), it will purchase from the other Lenders, for cash and at par, such additional participation in the Obligations to the Lenders as shall be necessary to nullify the Advantage. If any Advantage so resulting in the purchase of an additional participation shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrowers on any indebtedness owing by the Borrowers to that Lender by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by such Borrowers to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this
Section 12.4) until the Obligations have been paid in full. The Borrowers agree that any Lender so purchasing a participation from the other Lenders pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of any Borrowers in the amount of such participation.

      SECTION 12.5 Application of Remedy Proceeds. All monies received by the Agent and the Lenders from the exercise of remedies hereunder or under the other Loan Documents or under any other documents relating to this Agreement or at Law shall, unless otherwise required by the terms of the other Loan Documents or by applicable Law, be applied as follows:

      first, to the payment of all expenses (to the extent not paid by the Borrowers) incurred by the Agent or the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys' fees, court costs and any foreclosure expenses;

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      second, to the payment of any fees then accrued and payable to the
Lenders, the Letter of Credit Issuer or the Agent under this Agreement in respect of the Loans or the Letters of Credit outstanding;

      third, to the payment of interest then accrued on the outstanding Loans;

      fourth, to the payment of the principal balance then owing on the outstanding Loans and the stated amounts of the Letters of Credit then outstanding (to be held and applied by the Agent as security for the Reimbursement Agreement Obligations in respect thereof);

      fifth, to the payment of all other amounts owed by the Borrowers to the Agent or the Lenders under this Agreement or any other Loan Document; and

      finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.

                                   ARTICLE 13
                                    THE AGENT

      SECTION 13.1 The Agent. Each Lender irrevocably appoints KeyBank to be its Agent with full authority to take such actions, and to exercise such powers, on behalf of the Lenders in respect of this Agreement and the other Loan Documents as are therein respectively delegated to the Agent or as are reasonably incidental to those delegated powers. KeyBank in such capacity shall be deemed to be an independent contractor of the Lenders. For the purposes of this Article 13, "Lender" shall include any Lender.

      SECTION 13.2 Nature of Appointment. The Agent shall have no fiduciary relationship with any Lender by reason of this Agreement and the other Loan Documents. The Agent shall not have any duty or responsibility whatsoever to any Lender except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, each Lender acknowledges that the Agent is acting as such solely as a convenience to the Lenders and not as a manager of the commitments or the Obligations evidenced by the Notes. This Article 13 does not confer any rights upon the Borrowers or anyone else (except the Lenders), whether as a third party beneficiary or otherwise.

      SECTION 13.3 KeyBank as a Lender; Other Transactions. KeyBank's rights as a Lender under this Agreement and the other Loan Documents shall not be affected by its serving as the Agent. KeyBank and its affiliates may generally transact any banking, financial, trust, advisory or other business with Holdings or its Subsidiaries (including, without limitation, the acceptance of deposits, the extension of credit and the acceptance of fiduciary appointments) without notice to the Lenders, without accounting to the Lenders, and without prejudice to KeyBank's rights as a Lender under this Agreement and the other Loan Documents except as may be expressly required under this Agreement.

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      SECTION 13.4 Instructions from Lenders. The Agent shall not be required to exercise any discretion or take any action as to matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, collection and enforcement actions in respect of any Obligations under the Notes or this Agreement and any collateral therefor) except that the Agent shall take such action (or omit to take such action) other than actions referred to in Section 15.1, as may be reasonably requested of it in writing by the Majority Lenders with instructions and which actions and omissions shall be binding upon all the Lenders; provided, however, that the Agent shall not be required to act (or omit any act) if, in its judgment, any such action or omission might expose the Agent to personal liability or might be contrary to this Agreement, any other Loan Documents or any applicable Law.

      SECTION 13.5 Lenders' Diligence. Each Lender (a) represents and warrants that it has made its decision to enter into this Agreement and the other Loan Documents and (b) agrees that it will make its own decision as to taking or not taking future actions in respect of this Agreement and the other Loan Documents; in each case without reliance on the Agent or any other Lender and on the basis of its independent credit analysis and its independent examination of and inquiry into such documents and other matters as it deems relevant and material.

      SECTION 13.6 No Implied Representations. The Agent shall not be liable for any representation, warranty, agreement or obligation of any kind of any other party to this Agreement or anyone else, whether made or implied by Holdings or any other Borrower in this Agreement or any other Loan Document or by a Lender in any notice or other communication or by anyone else or otherwise.

      SECTION 13.7 Sub-Agents. The Agent may employ agents and shall not be liable (except as to money or property received by it or its agents) for any negligence or misconduct of any such agent selected by it with reasonable care. The Agent may consult with legal counsel, certified public accountants and other experts of its choosing (including, without limitation, KeyBank's salaried employees or any otherwise not independent) and shall not be liable for any action or inaction taken or suffered in good faith by it in accordance with the advice of any such counsel, accountants or other experts which shall have been selected by it with reasonable care.

      SECTION 13.8 Agent's Diligence. The Agent shall not be required (a) to keep itself informed as to anyone's compliance with any provision of this Agreement or any other Loan Document, (b) to make any inquiry into the properties, financial condition or operation of Holdings or any of its Subsidiaries or any other matter relating to this Agreement or any other Loan Document, (c) to report to any Lender any information (other than which this Agreement or any other Loan Document expressly requires to be so reported) that the Agent or any of its affiliates may have or acquire in respect of the properties, business or financial condition of Holdings or any of its Subsidiaries or any other matter relating to this Agreement or any other Loan Document or (d) to inquire into the validity, effectiveness or genuineness of this Agreement or other Loan Document.

      SECTION 13.9 Notice of Default. The Agent shall not be deemed to have knowledge of any Incipient Default or Event of Default unless and until it shall have received a written notice describing it and citing the relevant provision of this Agreement or any other Loan Document.

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The Agent shall give each Lender reasonably prompt notice of any such written notice except to any Lender that shall have given the written notice.

      SECTION 13.10 Agent's Liability. Neither the Agent nor any of its directors, officers, employees, attorneys, and other agents shall be liable for any action or omission on their respective parts except for gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (i) may treat the payee of any Revolving Credit Note as the holder thereof until the Agent receives a fully executed copy of the assignment agreement required by Section 14.1(b) signed by such payee and in form satisfactory to the Agent and the fee required by Section 14.1(c); (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice or such counsel, accountants or experts which have been selected by the Agent with reasonable care; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, including, without limitation, the truth of the statements made in any certificate delivered by or on behalf of the Borrowers under Article 6 or any Notice of Borrowing, Rate Continuation/Conversion Request, Reimbursement Agreement or any other similar notice or delivery, the Agent being entitled for the purposes of determining fulfillment of the conditions set forth therein to rely conclusively upon such certificates; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any other Loan Document or to inspect the property (including the books and records) of Holdings or any Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any collateral covered by any agreement or any other Loan Document and (vi) shall incur no liability under or in respect of this Agreement, the Notes or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it in good faith to be genuine and correct and signed or sent by the proper party or parties.

      Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrowers of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.

      The Lenders each hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, the Notes or any other Loan Document unless it shall be requested in writing to do so by the Majority Lenders.

      SECTION 13.11 Compensation. The Agent shall receive no compensation for its services as agent of the Lenders in respect of this Agreement and the other Loan Document, except as otherwise expressly agreed between the Borrowers and the Agent, but the Borrowers shall reimburse the Agent periodically on its demand for out-of-pocket expenses, if any,

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reasonably incurred by it as such and as to which Agent has delivered to the
Borrowers' reasonable substantiation.

      SECTION 13.12 Agent's Indemnity. The Lenders shall indemnify the Agent (to the extent the Agent is not reimbursed by the Borrowers) from and against (a) any loss or liability (other than any caused by the Agent's gross negligence or willful misconduct and other than any loss to the Agent resulting from the Borrowers' non-payment of agency fees owed solely to the Agent) incurred by the Agent as such in respect of this Agreement, the Notes, the Letters of Credit, or other Loan Document (as the Agent) and (b) any out-of-pocket expenses incurred in defending itself or otherwise related to this Agreement, the Notes, any Letter of Credit, or other Loan Documents (other than any caused by the Agent's gross negligence or willful misconduct) including, without limitation, reasonable fees and disbursements of legal counsel of its own selection (including, without limitation, the reasonable interdepartmental charges of its salaried attorneys) in the defense of any claim against it or in the prosecution of its rights and remedies as the Agent (other than the loss, liability or costs incurred by the Agent in the defense of any claim against it by the Lenders arising in connection with its actions in its capacity as Agent); provided, however, that each Lender shall be liable for only its Ratable Portion of the whole loss or liability.

      SECTION 13.13 Resignation. The Agent (or any successor) may at any time resign as such by giving thirty (30) days' prior written notice to the Borrowers and to each Lender; and the Majority Lenders may remove the Agent at any time with or without cause by giving written notice to the Agent and the Borrowers. In either case, resignation or removal, the institution then serving as Agent shall also resign as Letter of Credit Issuer in the manner provided in Section 5.3, above, unless Holdings, on behalf of the Borrowers, has waived in writing the requirements of this sentence. In any such case, the Majority Lenders shall appoint a successor to the resigned or removed agent (the "Former Agent"), which shall also serve as successor Letter of Credit Issuer, provided that the Majority Lenders obtain the Borrowers' prior written consent to the successor (which consent shall not be unreasonably withheld), by giving written notice to the Borrowers, the Former Agent and each Lender not participating in the appointment; provided, however, that, if at the time of the proposed resignation or removal of an Agent, any Borrower is the subject of an action referred to in
Section 11.7 or any other Event of Default shall have occurred and be continuing, the Borrowers' consent shall not be required. In the absence of a timely appointment, the Former Agent shall have the right (but not the duty) to make a temporary appointment of any Lender (but only with that Lender's consent) to act as its successor (and as successor Letter of Credit Issuer) pending an appointment pursuant to the immediately preceding sentence. In either case, the successor Agent and Letter of Credit Issuer shall deliver its written acceptance of appointment to the Borrowers, to each Lender and to the Former Agent, whereupon (a) the Former Agent shall execute and deliver such assignments and other writings as the successor Agent may reasonably require to facilitate its being and acting as the Agent and Letter of Credit Issuer, (b) the successor Agent (and successor Letter of Credit Issuer) shall in any event automatically acquire and assume all the rights and duties as those prescribed for the Agent by this Article 13 and, subject to the provisions of Section 5.3, above, for the Letter of Credit Issuer by Article 5, above, and (c) the Former Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.

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      SECTION 13.14 Lender Purpose. Each Lender represents and warrants to the
Agent, the other Lenders and the Borrowers that such Lender is familiar with the Securities Act of 1933, as amended, and the rules and regulations thereunder and is not entering into this Agreement with any intention to violate such Act or any rule or regulation thereunder. Subject to the provisions of Sections 14.1,
14.2 and 14.3, each Lender shall at all times retain full control over the disposition of its assets subject only to this Agreement and to all applicable Law.

      SECTION 13.15 No Reliance on Agent's Customer Identification Program. Each of the Lenders and the Letter of Credit Issuer acknowledges and agrees that neither such Lender nor the Letter of Credit Issuer, nor any of their Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Letter of Credit Issuer's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any record keeping, (iii) comparisons with government lists, (iv) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

                                   ARTICLE 14
                         ASSIGNMENTS AND PARTICIPATIONS

      SECTION 14.1 Assignments.

      (a) Assignments by Borrowers Prohibited. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that no Borrower shall assign or transfer any of its rights or obligations hereunder or under any Note without the prior written consent of all of the Lenders and the Agent.

      (b) Assignments by Lenders. Each Lender may assign all or any part of any of its Revolving Credit Loans, its Note, its Commitment and its participation in the Letters of Credit with the consent of Holdings, the Agent and the Letter of Credit Issuer, which consent shall not be unreasonably withheld; provided that
(i) no such consent by Holdings shall be required (A) for any such assignment by any Lender to an Affiliate of such Lender or to another Lender or an Affiliate of another Lender, or (B) if, at the time of such assignment, an Event of Default or Incipient Default has occurred and is continuing; (ii) any such partial assignment shall be in an amount at least equal to $5,000,000, unless such partial assignment is to another Lender; (iii) each such assignment shall be made by a Lender in such manner that the same portion of its Revolving Credit Loans, its Note, its Commitment and its participation in the Letters of Credit is assigned to the assignee; and (iv) the assignee, if not already a Lender, shall agree to become a party to this Agreement pursuant to an Assignment Agreement in the form of Exhibit F hereto, including, without limitation, an Administrative Questionnaire as a supplement thereto in the form of Exhibit G hereto. Upon execution and delivery by the assignor and the assignee to the

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Borrowers and the Agent of an instrument in writing pursuant to which such assignee agrees to become a "Lender" hereunder (if not already a Lender) having the share of the Total Commitment Amount, Loans and Letters of Credit specified in such instrument, and upon consent thereto by the Agent, the Letter of Credit Issuer and Holdings (to the extent, if any, required), the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Agent and the Letter of Credit Issuer), the obligations, rights and benefits of a Lender hereunder holding the share of the Total Commitment Amount, Loans and Letters of Credit (or portions thereof) assigned to it (in addition to the share of the Total Commitment Amount, Loans and Letters of Credit, if any, theretofore held by such assignee); and the assigning Lender shall, to the extent of such assignment, be released from the share of the Total Commitment Amount, Loans and Letters of Credit and the obligations hereunder so assigned.

      (c) Procedures. Upon its receipt of an assignment pursuant to Section 14.1(b) above duly executed by an assigning Lender and the assignee, together with any Note subject to such assignment and a processing and recordation fee of $3,500, the Agent shall, if such assignment has been completed, accept such assignment. Within five (5) business days after receipt of such notice, the Borrowers, at the Borrowers' expense, shall execute and deliver to the Agent in exchange for each surrendered Note a new Note to the order of the assignee in an amount equal to the Commitment assumed by the assignee and, if the assigning Lender has retained a portion of its Commitment, a new Note to the order of the assigning Lender in an amount equal to the share of its Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such assignment, shall otherwise be in substantially the form of Exhibit A hereto, and, upon such execution and delivery shall be a "Note" under this Agreement. Canceled Notes shall be returned to Holdings on behalf of the Borrowers.

      (d) Additional Restriction on Assignment. Anything in this Section 14.1 to the contrary notwithstanding, except pursuant to this Agreement, no Lender may assign or participate any interest in any Loan held by it hereunder to Holdings or any of its Subsidiaries or other Affiliates without the prior written consent of each Lender.

      SECTION 14.2 Participations. A Lender may sell or agree to sell to one or more other Persons (each a "Participant") a participation in all or any part of any Revolving Credit Loans held by it, or in its Commitment or its participation in the Letters of Credit. Except as otherwise provided in the last sentence of this Section 14.2, no Participant shall have any rights or benefits under this Agreement or any Note or any other Loan Documents (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrowers to any Lender under this Agreement, and in respect of its Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Revolving Credit Loans and share of Commitment, and as if such Lender were funding each of such Revolving Credit Loans and its share of such Commitment in the same way that it is funding the portion of such Revolving Credit Loans and its Commitment in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant (other than an Affiliate of such Lender) to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to any modification, supplement or waiver hereof or of any of the Loan Documents to the extent that the same, under
Section 15.1 hereof, requires the consent of each Lender. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7 through 3.9, inclusive, and Section 12.3 (but, (i) only to the extent that the selling Lender is entitled to such benefits and (ii) as to any sums realized thereunder, subject to Section 12.4) with respect to its participating interest.

      SECTION 14.3 Permitted Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Article 13, any Lender may assign and pledge all or any portion of its Revolving Credit Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

      SECTION 14.4 Furnishing of Borrower Information. A Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including, with the prior written consent of Holdings, which consent shall not be unreasonably withheld or delayed, prospective assignees and participants, provided that no such consent shall be required upon and during the continuance of an Event of Default).

                                   ARTICLE 15
                                  MISCELLANEOUS

      SECTION 15.1 Amendments, Consents. No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given); provided, however, that the unanimous consent of all Lenders shall be required with respect to any amendment, modification, termination, or waiver which would effect (i) the extension of maturity of any Note, or of the payment date of interest, principal and/or fees thereunder or hereunder, or (ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note or in the rate or amount of fees payable pursuant to Section 3.4, or any change in the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder, or (iii) any change in any percentage voting requirement in this Agreement, or (iv) any change in the dollar amount or percentage of the Lenders' Commitments or any Lender's Commitment (provided that this clause shall not be construed to limit the right of the Borrowers to reduce the Total Commitment Amount pursuant and subject to the provisions of Section 3.2, above), or (v) any change in amount or timing of any fees payable under this Agreement, or (vi) any release of any portion of collateral, if any, or any release of any Borrower from its obligations under
Article 5, or (vii) any change in any provision of this Agreement which requires all of the Lenders to take any action under such provision or (viii) any change in Section 12.4, Article 14 or this Section 15.1 itself. Notice of amendments or consents ratified by the Lenders hereunder shall immediately be forwarded by the Borrowers to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this section, regardless of its failure to agree thereto.

      SECTION 15.2 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of Law, by contract or otherwise.

      SECTION 15.3 Notices. All notices, requests, demands and other communications provided for hereunder to a party hereto shall be in writing and shall be mailed or delivered to such party (including, without limitation, delivery by facsimile transmission), addressed to such party at its address specified on the signature pages of this Agreement or at such other address as such party may from time to time specify in writing to the other parties hereto. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from the Borrowers to Agent or the Lenders pursuant to any of the provisions hereof, including, without limitation, Articles 3, 4, 5 and 6 hereof, shall not be effective until received by Agent or the Lenders.

      SECTION 15.4 Costs and Expenses. The Borrowers agree to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, filing for record, modification, administration and amendment of this Agreement (including, without limitation, any amendment), the Notes, the Letters of Credit, and the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. Without limiting the generality of the foregoing, such costs and expenses shall include: (a) reasonable attorneys' and paralegals' costs, expenses and disbursements of counsel to the Agent; (b) extraordinary expenses of Agent in connection with the administration of this Agreement, the Notes, Letters of Credit, any other Loan Document and the other instruments and documents to be delivered hereunder; (c) the reasonable fees and out-of-pocket expenses of special counsel for the Agent or the Agent for the benefit of the Lenders, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto; (d) costs and expenses (including reasonable attorneys and paralegal costs, expenses and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Agreement, the Notes, any Letters of Credit or any other Loan Document and the transactions contemplated thereby; (e) sums paid or incurred to pay any amount or take any action required of the Borrowers under this Agreement, the Notes or any Loan Document that the Borrowers fail to pay or take; (f) the cost of any appraisal, survey, environmental audit or the retention of any other professional service or consultant commenced after the occurrence and continuation of an Event of Default and deemed reasonably necessary by the Agent; (g) costs of inspections and periodic review of the records of Holdings or any of its Subsidiaries, including, without limitation, travel, lodging, and meals for inspections of Holdings' and its Subsidiaries' operations by the Agent at any time after the occurrence and during the continuation of an Event of Default; (h) as specified in the letter of the Agent to Holdings dated December 13, 2004, costs and expenses of forwarding loan proceeds, fees, interest and other payments to the Lenders; and (i) costs and expenses (including, without limitation, attorneys' fees) paid or incurred to obtain payment of the Obligations (including the Obligations arising under this Section 15.4), enforce the provisions of the Credit Agreement, the Notes, or any other Loan Document, or to defend any claims made or threatened against the Agent arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The Borrowers further agree to pay on demand all costs and expenses of each Lender, if any (including reasonable counsel fees and expenses), in connection with the restructuring or the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, any other Loan Document and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 15.4. The foregoing shall not be construed to limit any other provisions of this Agreement, the Notes, or any other Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses may be charged, in the Agent's sole discretion, to the Borrowers' loan accounts as Revolving Credit Loans (notwithstanding existence of any Incipient Default or Event of Default or the failure of the conditions of Article 7 to have been satisfied).

      SECTION 15.5 Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default.

      SECTION 15.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

      SECTION 15.7 Binding Effect; Assignment. This Agreement shall become effective when it shall have been executed by the Borrowers, Agent and by each Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers and each of the Lenders and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of all of the Lenders. No person, other than the Lenders, shall have or acquire any obligation to grant the Borrowers any Loans hereunder. Any Lender may at any time sell, assign, transfer, grant a participation pursuant to Article 14 hereof.

      SECTION 15.8 Governing Law. This Agreement, each of the Notes and any other Loan Documents shall be governed by and construed in accordance with the Laws of the State of Ohio and the respective rights and obligations of the Borrowers and the Lenders shall be governed by Ohio Law.

      SECTION 15.9 Severability of Provisions; Captions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

      SECTION 15.10 Entire Agreement. This Agreement and the other Loan Documents referred to in or otherwise contemplated by this Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Agreement.

      SECTION 15.11 Confidentiality. The Agent and the Lenders hereby acknowledge that Holdings and its Subsidiaries have financial and other data and information the confidentiality of which is important to their business. The Agent and the Lenders agree to use all reasonable efforts to keep confidential any such confidential information conveyed to them and appropriately designated in writing by Holdings on behalf of the Borrowers as being confidential information, except that this Section shall not be binding on the Agent or the Lenders after the expiration of three (3) years after the termination of this Agreement and shall not preclude the Agent and the Lenders from furnishing any such confidential information: (i) subject to Holdings' receipt of prior notice from the Agent or a Lender, if permitted under applicable law and such legal proceedings, to the extent which may be required by subpoena or similar order of any court of competent jurisdiction (which notice, if so permitted under applicable law and such legal proceedings, shall advise Holdings of the information required by such subpoena or order, the party to whom such subpoena or order requires such information to be delivered and the court of other tribunal that issued such subpoena or order), (ii) to the extent such information is required to be disclosed to any authority over the Agent or a Lender or its securities, (iii) to any other party to this Agreement, (iv) to any Affiliate of the Agent or a Lender so long as such Affiliate agrees in writing to Holdings to be bound by the provisions of this Section 15.11, (v) to any actual or prospective successor Agent and to any actual or prospective transferee, participant or subparticipant of all or part of a Lender's rights arising out of or in connection with this Agreement or any thereof so long as such prospective transferee, participant or subparticipant to whom disclosure is made agrees in writing to Holdings to be bound by the provisions of this Section 15.11, (vi) to anyone if it shall have been already publicly disclosed (other than by the Agent or a Lender in contravention of this Section 15.11), (vii) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, (viii) to the Agent's or a Lender's legal counsel, auditors, professional advisors and consultants, and accountants and (ix) in connection with any legal proceedings instituted by or against the Agent or a Lender in its capacity as the Agent or a Lender under this Agreement.

      SECTION 15.12 JURY TRIAL WAIVER. EACH BORROWER, EACH LENDER, THE AGENT AND THE LETTER OF CREDIT ISSUER HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, THE NOTES, OR ANY

OTHER LOAN DOCUMENT AND THE RELATIONSHIPS THEREBY ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

      SECTION 15.13 Jurisdiction; Venue; Inconvenient Forum.

      (a) Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN CUYAHOGA COUNTY, OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH OHIO STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

      (b) Venue; Inconvenient Forum. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBLIGATION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN ANY OHIO STATE OR FEDERAL COURT SITTING IN OHIO. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. THE BORROWER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

      SECTION 15.14 USA Patriot Act. Each Lender, the Letter of Credit Issuer or assignee or participant of a Lender or the Issuer that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender or the Issuer is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

                                   ARTICLE 16
                                JOINT AND SEVERAL

      SECTION 16.1 Joint and Several. The Borrowers agree and acknowledge that their liability to pay all Loans and to perform all other Obligations under this Agreement and each other Loan Document to which they are a party is and shall be joint and several. No Borrower shall have any right of subrogation, reimbursement or similar right in respect of its payment of any sum or its performance of any other obligation hereunder unless and until all Obligations have been paid in full and the Lenders, the Letter of Credit Issuer and the Agent have no further obligation hereunder. In addition, each Borrower confirms that upon each Credit Event, it will have received adequate consideration and reasonably equivalent value for the Indebtedness incurred and other agreements made in the Loan Documents. No Borrower could reasonably expect to obtain financing separately on terms as favorable as those provided for herein.

      SECTION 16.2 Obligations Absolute. The Obligations of each Borrower hereunder shall be valid and enforceable and, except as expressly provided herein, shall not be subject to limitation, impairment or discharge for any reason (other than the payment in full of the Obligations), including, without limitation, the occurrence of any failure to assert or enforce or agreement not to assert or enforce any claim or demand of any right power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty thereof or security therefor or any other act or thing or omission which may or might in any manner or to any extent vary the risk of such Borrower as an obligor in respect of the Obligations; and each Borrower hereby waives (i) any defense based upon any statute or rule of law or equity to the effect that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and (ii) to the fullest extent permitted by law, any defenses or benefits which may be derived from or afforded by law or equity which limit the liability of or exonerate guarantors or sureties, or which may conflict with terms of this Agreement or the other Loan Documents.

      SECTION 16.3 Limitations.

      (a) If the Obligations of a Borrower would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement or the Notes, then, notwithstanding any other provision of this Agreement or the Notes to the contrary, the aggregate amount of the liability of such Borrower under this Agreement and the Notes shall, without any further action by such Borrower, the Lenders, the Agent, the Letter of Credit Issuer or any other person, be automatically limited and reduced to an amount which is valid and enforceable.

      (b) Without limiting the generality of paragraph (a), above, each Borrower and the Agent, the Letter of Credit Issuer and each Lender, hereby confirms that it is the intention of all such parties that none of this Agreement, the Notes or any other Loan Document constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to the Loan Documents. Therefore, such parties agree that the Obligations of a Borrower shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Borrower that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Borrowers and any other obligor, result in the Obligations not constituting a fraudulent transfer or conveyance.

      (c) The provisions of this Section 16.3 are intended solely to preserve the rights of Lenders, the Letter of Credit Issuer and the Agent hereunder to the maximum extent permitted by applicable Law, and neither a Borrower nor any other Person shall have any right or claim under such provisions that would not otherwise be available under applicable Law.

 [No additional provisions on this page; this page followed by signature pages]

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.

BORROWERS                                    Address

LINCOLN ELECTRIC HOLDINGS, INC.              22801 St. Clair Avenue
                                             Cleveland, Ohio 44117-1199
By /s/ John M. Stropki                       Attention:  Chief Financial Officer
   ----------------------------------------  Telecopy:  (216) 486-6476
     John M. Stropki, Chairman,
     President and Chief Executive Officer

And /s/ Vincent K. Petrella
   ----------------------------------------
     Vincent K. Petrella, Vice President,
     Chief Financial Officer and Treasurer

THE LINCOLN ELECTRIC COMPANY                 22801 St. Clair Avenue
                                             Cleveland, Ohio 44117-1199
By /s/ John M. Stropki                       Attention:  Treasurer
   ----------------------------------------  Telecopy:  (216) 486-6476
     John M. Stropki, President and
     Chief Executive Officer

And /s/ Paul R. Klingensmith
   ----------------------------------------
     Paul R. Klingensmith, Treasurer

LINCOLN ELECTRIC INTERNATIONAL               22801 St. Clair Avenue
HOLDING COMPANY                              Cleveland, Ohio 44117-1199
                                             Attention:  Treasurer
                                             Telecopy:  (216) 486-6476

By /s/ Vincent K. Petrella
  -----------------------------------------
     Vincent K. Petrella, Treasurer

HARRIS CALORIFIC, INC.                       22801 St. Clair Avenue
                                             Cleveland, Ohio 44117-1199
                                             Attention:  Treasurer
By /s/ Vincent K. Petrella                   Telecopy:  (216) 486-6476
  -----------------------------------------
     Vincent K. Petrella, Treasurer

LINCOLN GLOBAL, INC.                         22801 St. Clair Avenue
                                             Cleveland, Ohio 44117-1199
                                             Attention:  Treasurer
By /s/ Vincent K. Petrella                   Telecopy:  (216) 486-6476
  -----------------------------------------
     Vincent K. Petrella, Treasurer

AGENT

KEYBANK NATIONAL ASSOCIATION,                127 Public Square
AS AGENT                                     Cleveland, Ohio 44114-1306
                                             Attention:  Large Corporate
                                             Telecopy:  (216) 689-4981

By /s/ Marianne T. Meil
  -----------------------------------------
     Marianne T. Meil, Vice President

LETTER OF CREDIT ISSUER

KEYBANK NATIONAL ASSOCIATION,                127 Public Square
AS LETTER OF CREDIT ISSUER                   Cleveland, Ohio 44114-1306
                                             Attention:  Large Corporate
                                             Telecopy:  (216) 689-4981

By /s/ Marianne T. Meil
  -----------------------------------------
     Marianne T. Meil, Vice President

LENDERS                                      Address

BANK OF AMERICA, N.A.                        Mail Code IL1-231-10-06
                                             231 South LaSalle Street
                                             Chicago, Illinois  60604
By /s/ David Catherall                       Attention:  Michael B.Delaney
  -----------------------------------------  Telecopy:  (415) 503-5114
  David Catherall, Vice President

THE BANK OF TOKYO - MITSUBISHI, LTD.         227 West Monroe Street, Suite 2300
                                             Chicago, Illinois  60606
                                             Attention:  John DiLegge
By /s/ Shinichiro Munechika                  Telecopy:  (312) 696-4535
  -----------------------------------------
  SHINICHIRO MUNECHIKA
  DEPUTY GENERAL MANAGER

JPMORGAN CHASE BANK, N.A.                    131 South Dearborn Avenue, Floor 6
                                             Mail Code IL1-0530
                                             Chicago, Illinois 60603
                                             Attention:  Michael T. Geroux
By /s/ Steven P. Sullivan                    Telecopy:  (312) 325-3060
  -----------------------------------
   Steven P. Sullivan, Director

KEYBANK NATIONAL ASSOCIATION                 127 Public Square
                                             Cleveland, Ohio  44114-1306
                                             Attention:  Large Corporate
By /s/ Marianne T. Meil                      Telecopy:  (216) 689-4981
  -----------------------------------------
  Marianne T. Meil, Vice President

NATIONAL CITY BANK                           1900 East 9th Street, Locator 2083
                                             Cleveland, Ohio  44114-3484
                                             Attention:  Anthony J. DiMare
By /s/ Ronald J. Majka                       Telecopy:  (216) 222-9396
  ----------------------------------------
  Ronald J. Majka, SVP

THE NORTHERN TRUST COMPANY                   50 South LaSalle Street
                                             Chicago, Illinois  60675
                                             Attention:  David J. Sullivan
By /s/ David Sullivan                        Telecopy:  (312) 444-7028
  -----------------------------------------
  David Sullivan, Vice President

PNC BANK, NATIONAL ASSOCIATION               1375 East 9th Street, Suite 2430
                                             Cleveland, Ohio  44114
                                             Attention:  Joseph G. Moran
By /s/ Joseph G. Moran                       Telecopy:  (216) 348-8594
  ----------------------------------------
  Joseph G. Moran, Managing Director

                                List of Exhibits

Exhibit A   -   Form of Revolving Credit Note

Exhibit B   -   Form of Notice of Borrowing

Exhibit C   -   Form of Rate Conversion/Continuation Request

Exhibit D   -   Form of Reduction Notice

Exhibit E   -   Form of Certificate of Financial Officer

Exhibit F   -   Form of Assignment Agreement

Exhibit G       Form of Administrative Questionnaire

                                List of Schedules

Schedule 9.2        Existing Investments

Schedule 9.4   -    Existing Liens

Schedule 10.1  -    Existing Subsidiaries

Schedule 10.3       Litigation

                                     ANNEX A

To Credit Agreement dated December 17, 2004 among Lincoln Electric Holdings, Inc., et al.

           Lender                      Amount of Commitment
           ------                      --------------------
Bank of America, N.A.                       $25,000,000

The Bank of Tokyo - Mitsubishi, Ltd.        $25,000,000

JPMorgan Chase Bank, N.A.                   $25,000,000

Keybank National Association                $25,000,000

National City Bank                          $25,000,000

The Northern Trust Company                  $25,000,000

PNC Bank, National Association              $25,000,000

                                CREDIT AGREEMENT

                          dated as of December 17, 2004

                                  by and among

                        LINCOLN ELECTRIC HOLDINGS, INC.,
                       and its Subsidiaries, as Borrowers

                           THE FINANCIAL INSTITUTIONS
                            PARTY THERETO, as Lenders

                          KEYBANK NATIONAL ASSOCIATION,
      in its capacities as Letter of Credit Issuer and Administrative Agent
                                 for the Lenders

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
                                         ARTICLE 1

                                       DEFINITIONS

Section 1.1   Definitions.................................................................    2
Section 1.2   Computation of Time Periods.................................................   21
Section 1.3   Accounting Terms............................................................   21

                                          ARTICLE 2

                                 AMOUNT AND NATURE OF CREDIT

Section 2.1   Amount and Nature of Credit.................................................   22
Section 2.2   Purpose of Facility.........................................................   22

                                          ARTICLE 3

                                           LOANS

Section 3.1   Revolving Credit Loans......................................................   22
Section 3.2   Optional Reductions; Termination of Commitments.............................   26
Section 3.3   Repayments and Prepayments; Prepayment Compensation.........................   27
Section 3.4   Fees........................................................................   30
Section 3.5   Interest....................................................................   31
Section 3.6   Payments and Computations...................................................   33
Section 3.7   Reserves; Taxes; Indemnities................................................   34
Section 3.8   Capital Adequacy............................................................   36
Section 3.9   Taxes.......................................................................   37
Section 3.10  No Waiver; Reimbursement Limitation.........................................   39
Section 3.11  Optional Increase of Commitments............................................   39

                                          ARTICLE 4

                                     PRO RATA TREATMENT

Section 4.1   Pro Rata Treatment..........................................................   39

                                          ARTICLE 5

                                      LETTERS OF CREDIT

Section 5.1   Letters of Credit...........................................................   40
Section 5.2   Letter of Credit Issuer Relationship with Lenders...........................   41
Section 5.3   Resignation and Removal of Letter of Credit Issuer..........................   42

                                          ARTICLE 6

                    OPENING COVENANTS; CONDITIONS TO INITIAL CREDIT EVENT

Section 6.1   Opening Covenants...........................................................   43
Section 6.2   Prior to Initial Credit Event...............................................   44

                                          ARTICLE 7

                                CONDITIONS TO ALL CREDIT EVENTS

Section 7.1   Representation Bringdown....................................................   44
Section 7.2   Compliance with Agreement...................................................   45
Section 7.3   No Material Adverse Change..................................................   45

                                          ARTICLE 8

                                     AFFIRMATIVE COVENANTS

Section 8.1   Financial Statements........................................................   45
Section 8.2   Notice......................................................................   47
Section 8.3   Insurance...................................................................   47
Section 8.4   Money Obligations...........................................................   48
Section 8.5   Records.....................................................................   48
Section 8.6   Franchises..................................................................   48

Section 8.7   Certain Subsidiaries to Join as Borrower....................................   49
Section 8.8   Most Favored Covenant Status................................................   49
Section 8.9   Compliance with Laws........................................................   49
Section 8.10  Properties..................................................................   50
Section 8.11  Use of Proceeds.............................................................   50
Section 8.12  Anti-Terrorism Laws.........................................................   50

                                          ARTICLE 9

                                      NEGATIVE COVENANTS

Section 9.1   ERISA Compliance............................................................   50
Section 9.2   Investments.................................................................   50
Section 9.3   Mergers; Acquisitions; Bulk Transfers.......................................   51
Section 9.4   Liens.......................................................................   53
Section 9.5   Transactions with Affiliates................................................   54
Section 9.6   Change in Nature of Business, Name..........................................   55
Section 9.7   Fixed Charges Coverage......................................................   55
Section 9.8   Total Leverage Ratio........................................................   55
Section 9.9   Distributions...............................................................   55

                                          ARTICLE 10

                                 REPRESENTATIONS AND WARRANTIES

Section 10.1  Existence; Subsidiaries.....................................................   55
Section 10.2  Power, Authorization and Consent............................................   55
Section 10.3  Litigation; Proceedings.....................................................   56
Section 10.4  ERISA Compliance............................................................   56
Section 10.5  Financial Condition.........................................................   57
Section 10.6  Solvency....................................................................   57
Section 10.7  Default.....................................................................   57
Section 10.8  Lawful Operations...........................................................   57
Section 10.9  Investment Company Act Status...............................................   58
Section 10.10 Regulation G/Regulation U/Regulation X Compliance...........................   58
Section 10.11 Title to Properties.........................................................   58
Section 10.12 Intellectual Property.......................................................   58
Section 10.13 Anti-Terrorism Laws.........................................................   58
Section 10.14 Full Disclosure.............................................................   58

                                          ARTICLE 11

                                      EVENTS OF DEFAULT

Section 11.1  Payments....................................................................   59

Section 11.2  Covenants...................................................................   59
Section 11.3  Warranties..................................................................   59
Section 11.4  Cross Default...............................................................   59
Section 11.5  Termination of Plan or Creation of Withdrawal Liability.....................   59
Section 11.6  Validity of Agreements......................................................   60
Section 11.7  Solvency of Borrowers.......................................................   60
Section 11.8  Judgments...................................................................   60

                                          ARTICLE 12

                                   REMEDIES UPON DEFAULT

Section 12.1  Optional Defaults...........................................................   61
Section 12.2  Automatic Defaults..........................................................   61
Section 12.3  Offsets.....................................................................   61
Section 12.4  Equalization of Advantage...................................................   62
Section 12.5  Application of Remedy Proceeds..............................................   62

                                          ARTICLE 13

                                          THE AGENT

Section 13.1  The Agent...................................................................   63
Section 13.2  Nature of Appointment.......................................................   63
Section 13.3  KeyBank as a Lender; Other Transactions.....................................   63
Section 13.4  Instructions from Lenders...................................................   63
Section 13.5  Lenders' Diligence..........................................................   64
Section 13.6  No Implied Representations..................................................   64
Section 13.7  Sub-Agents..................................................................   64
Section 13.8  Agent's Diligence...........................................................   64
Section 13.9  Notice of Default...........................................................   64
Section 13.10 Agent's Liability...........................................................   64
Section 13.11 Compensation................................................................   65
Section 13.12 Agent's Indemnity...........................................................   65
Section 13.13 Resignation.................................................................   66
Section 13.14 Lender Purpose..............................................................   66
Section 13.15 No Reliance on Agent's Customer Identification Program......................   66

                                          ARTICLE 14

                               ASSIGNMENTS AND PARTICIPATIONS

Section 14.1  Assignments.................................................................   67
Section 14.2  Participations..............................................................   68
Section 14.3  Permitted Pledges...........................................................   68
Section 14.4  Furnishing of Borrower Information..........................................   68

                                          ARTICLE 15

                                        MISCELLANEOUS

Section 15.1  Amendments, Consents........................................................   69
Section 15.2  No Waiver; Cumulative Remedies..............................................   69
Section 15.3  Notices.....................................................................   69
Section 15.4  Costs and Expenses..........................................................   70
Section 15.5  Obligations Several.........................................................   71
Section 15.6  Execution in Counterparts...................................................   71
Section 15.7  Binding Effect; Assignment..................................................   71
Section 15.8  Governing Law...............................................................   71
Section 15.9  Severability of Provisions; Captions........................................   71
Section 15.10 Entire Agreement............................................................   71
Section 15.11 Confidentiality.............................................................   71
Section 15.12 Jury Trial Waiver...........................................................   72
Section 15.13 Jurisdiction; Venue; Inconvenient Forum.....................................   72
Section 15.14 USA Patriot Act.............................................................   72

                                          ARTICLE 16

                                      JOINT AND SEVERAL

Section 16.1  Joint and Several...........................................................   73
Section 16.2  Obligations Absolute........................................................   73
Section 16.3  Limitations.................................................................   74

EXHIBITS

Exhibit A  Revolving Credit Note
Exhibit B  Notice of Borrowing
Exhibit C  Rate Conversion/Continuation Request
Exhibit D  Reduction Notice
Exhibit E  Certificate of Financial Officer
Exhibit F  Assignment Agreement
Exhibit G  Administrative Questionnaire

SCHEDULES

Schedule 9.2 Existing Investments
Schedule 9.4 Existing Liens
Schedule 10.1 Existing Subsidiaries
Schedule 10.3 Litigation

                                   EXHIBIT A

                                    FORM OF
                             REVOLVING CREDIT NOTE

$__,000,000
                                                                 Cleveland, Ohio
                                                               December 17, 2004

      FOR VALUE RECEIVED, the undersigned LINCOLN ELECTRIC HOLDINGS, INC., an Ohio corporation, THE LINCOLN ELECTRIC COMPANY, an Ohio corporation, LINCOLN ELECTRIC INTERNATIONAL HOLDING COMPANY, a Delaware corporation, HARRIS CALORIFIC, INC., a Delaware corporation, and LINCOLN GLOBAL, INC., a Delaware corporation (collectively, the "Borrowers"), jointly and severally, promise to pay to the order of _______________________________ (the "Lender", which term shall include any subsequent holder hereof), at the Payment Office (as this and other capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement, defined below), the principal sum of ____________ MILLION DOLLARS ($__,000,000) or the aggregate unpaid principal amount of all Revolving Credit Loans evidenced by this Note made by the Lender to the Borrowers, or any of them, pursuant to the Credit Agreement, whichever is less, in lawful money of the United States of America on the last day of the Commitment Period or upon earlier acceleration of maturity pursuant to the Credit Agreement.

      This Note is one of the Revolving Credit Notes issued under and pursuant to that certain Credit Agreement, of even date herewith (as the same may from time to time be amended, supplemented, restated or otherwise modified, the "Credit Agreement"), among the Borrowers, the Lender and certain other financial institutions party thereto, KeyBank National Association, as Letter of Credit Issuer, and KeyBank National Association, as Administrative Agent for the Lender and such other financial institutions.

      The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Credit Loan evidenced hereby from the date of such Revolving Credit Loan until principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement. The Borrowers jointly and severally promise to pay on demand interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates set forth in the Credit Agreement.

      The portions of the principal sum hereof from time to time representing Prime Rate Loans and LIBOR Loans, and payments of principal of any thereof, will be shown on a ledger or other record of the Lender or by such other method as such Lender may generally employ; provided, however, that failure to make any such entry or any error in such entries shall in no way detract from the Borrowers' obligations under this Note or to repay such Revolving Credit Loans, and all accrued interest thereon, in full.

                               Page 1 of 2 Pages

      This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for, inter alia, a description of the dates upon which principal and interest are due and payable, the place at which and manner in which such payments are to be made, the right of the Borrowers to anticipate payments hereunder, the right of the Lender to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued, including, without limitation, the provisions of Article 16 thereof.

      The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The failure of the Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver in that or any subsequent instance.

LINCOLN ELECTRIC HOLDINGS, INC.       THE LINCOLN ELECTRIC COMPANY

By_______________________________     By_______________________________
  Vincent K. Petrella, Treasurer        Paul R. Klingensmith, Treasurer

LINCOLN GLOBAL, INC.                  HARRIS CALORIFIC, INC.

By_______________________________     By_______________________________
  Vincent K. Petrella, Treasurer        Vincent K. Petrella, Treasurer

LINCOLN ELECTRIC INTERNATIONAL
HOLDING COMPANY

By_______________________________
  Vincent K. Petrella, Treasurer

                               Page 2 of 2 Pages

                                    EXHIBIT B

                                     FORM OF
                               NOTICE OF BORROWING

To:         KeyBank National Association, as Administrative Agent

Date:       __________________, ____

Subject: Credit Agreement, dated as of December 17, 2004 (as heretofore and hereafter amended, modified, renewed or extended from time to time, the "Credit Agreement"), among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the "Borrowers"), the financial institutions named on Annex A thereto (collectively, the "Lenders"), KeyBank National Association, as Letter of Credit Issuer, and KeyBank National Association, as administrative agent for the Lenders (the "Administrative Agent")

Ladies and Gentlemen:

            Each term in this Notice of Borrowing shall be defined in accordance with the Credit Agreement. Pursuant to the Credit Agreement, we request

      ( )   the Lenders to make to the undersigned Borrowers a Revolving
            Credit Borrowing to bear interest at the Prime Rate in the aggregate principal sum of $_____________ to be made available on the _____ day of ___________, ____,

      ( ) the Lenders to make to the Borrowers a Revolving Credit Borrowing to bear interest at a rate per annum equal to the sum of the Adjusted LIBOR and the Applicable LIBOR Percentage in effect from time to time during the Interest Period designated below as provided in Section 3.5 of the Credit Agreement, in the aggregate principal sum of $_________ to be made available on the _____ day of ___________, ____ and having an initial Interest Period of [one/two/three/six] months, and, in the case of any such requested Loan, to disburse the proceeds as follows:
_______________________________________________________________
_______________________________________________________________
_______________________________________________________________
_______________________________________________________________
_______________________________________________________________

            The undersigned hereby certify that the following are and will be true:

      (a) The representations and warranties contained in Article 10 are true and correct in all respects on and as of the date of each Revolving Credit Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

      (b) The Borrowers are in compliance with all other terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of this Notice of Borrowing and immediately after the Revolving Credit Borrowing referred to herein, no Incipient Default or Event of Default shall have occurred and be continuing;

      (c) There has been no event since _______________, _____ which would or might reasonably be expected to have a Material Adverse Effect; and

      (d) Immediately after the Revolving Credit Borrowing referred to herein, the Total Funded Debt does not exceed $400,000,000.

                                      Very truly yours,

                                      LINCOLN ELECTRIC HOLDINGS, INC., for
                                      itself and the other Borrowers

                                      By:_______________________________
                                      Its:______________________________

                                      Address:
                                      ______________________________________
                                      ______________________________________

                                    EXHIBIT C

                                     FORM OF
                      RATE CONVERSION/CONTINUATION REQUEST

To:         KeyBank National Association, as Administrative Agent

Date:       __________________, ____

Subject: Credit Agreement, dated as of December 17, 2004 (as heretofore and hereafter amended, modified, renewed or extended from time to time, the "Credit Agreement"), among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the "Borrowers"), the financial institutions named on Annex A thereto (collectively, the "Lenders"), KeyBank National Association, as Letter of Credit Issuer, and KeyBank National Association, as administrative agent for the Lenders (the "Administrative Agent")

            Ladies and Gentlemen:

            Each term in this Rate Conversion/Continuation Request shall be defined in accordance with the Credit Agreement. Pursuant to the Credit Agreement, we request

      ( ) the Lenders to convert the LIBOR Loans comprising the Revolving Credit Borrowing (or portion thereof) [made] [converted] [continued] on ___________, ____, in the original aggregate principal sum of $________, on __________, ____, into [Prime Rate Loans] [LIBOR Loans to have an Interest Period of [one/two/three/six] months from the date thereof].

      ( ) the Lenders to convert the Prime Rate Loans comprising the Revolving Credit Borrowing (or portion thereof) [made] [converted] [continued] on __________, ____, in the original aggregate principal sum of $__________, on __________, ____, into [LIBOR Loans to have an Interest Period of [one/two/three/six] months from the date thereof].

      ( ) the Lenders to continue the LIBOR Loans comprising the Revolving Credit Borrowing (or portion thereof) [made] [converted] [continued] on __________, ____, with a [one/two/three/six] month Interest Period in the original aggregate principal sum of $_________, as LIBOR Loans having an Interest Period of the same duration commencing on________, ____.

            The undersigned represent and warrant that this request is made in compliance with Section 3.1(h) of the Credit Agreement.

            The undersigned hereby certify that:

      (a) The representations and warranties contained in Article 10 of the Credit Agreement are true and correct in all respects on and as of the date of each Rate Conversion or Rate Continuation with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

      (b) The Borrowers are in compliance with all other terms and provisions of set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after any Rate Conversion or Rate Continuation, no Incipient Default shall have occurred and be continuing.

      (c) There has been no event since _______________, _____ which would or might reasonably be expected to have a Material Adverse Effect.

                                      Very truly yours,

                                      LINCOLN ELECTRIC HOLDINGS, INC., for
                                      itself and the other Borrowers

                                      By:___________________________
                                      Its:__________________________

                                      Address:
                                      _____________________________________
                                      _____________________________________

                                    EXHIBIT D

                                     FORM OF
                                REDUCTION NOTICE

                                                                 Cleveland, Ohio
                                                      ___________, ____

To:         KeyBank National Association, as Administrative Agent

Subject: Reduction of Total Commitment Amount under the Credit Agreement, dated as of December 17, 2004 (as heretofore and hereafter amended, modified, renewed or extended from time to time, the "Credit Agreement"), among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the "Borrowers"), the financial institutions named on Annex A thereto (collectively, the "Lenders"), KeyBank National Association, as Letter of Credit Issuer, and KeyBank National Association, as administrative agent for the Lenders (the "Administrative Agent")

Ladies and Gentlemen:

            Reference is made to the Credit Agreement, which provides for, among other things, Revolving Credit Loans and Letters of Credit aggregating $175,000,000 (as the same may be reduced pursuant to Section 3.2 of the Credit Agreement) available to the Borrowers, upon certain terms and conditions, on a revolving credit basis. Each of the capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

            Pursuant to said Section 3.2, the Borrowers hereby request that the Total Commitment Amount of the Lenders be reduced by __________ Million Dollars ($___________) [at least $5,000,000, and integral multiples of $1,000,000] (the
"Reduction Amount") effective __________, ____. After such reduction the Total Commitment Amount will be $__________.

            The undersigned represent and warrant that this Reduction Notice is made in compliance with the provisions of Section 3.2 of the Credit Agreement and that any payments required by such Section accompany this Notice or are being transferred simultaneously herewith in same day funds.

            The Credit Agreement shall be deemed amended to reflect such reduction in the Total Commitment Amount and each Lender's Commitment (as set forth on Annex A to the

Credit Agreement) shall be amended to reflect such Lender's Ratable Portion of such reduction. In all other respects the Credit Agreement shall remain in full effect.

                                    Very truly yours,

LINCOLN ELECTRIC HOLDINGS, INC.       THE LINCOLN ELECTRIC COMPANY

By_______________________________     By_______________________________
Its:_____________________________     Its:_____________________________

LINCOLN GLOBAL, INC.                  HARRIS CALORIFIC, INC.

By_______________________________     By_______________________________
Its:_____________________________     Its:_____________________________

LINCOLN ELECTRIC INTERNATIONAL
HOLDING COMPANY


By_______________________________
Its:_____________________________

Acknowledged:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:______________________
Its:_____________________

                                    EXHIBIT E

                                     FORM OF
                        CERTIFICATE OF FINANCIAL OFFICER
                   FOR FISCAL ___________ ENDED ________, 200_

KEYBANK NATIONAL ASSOCIATION,
           AS ADMINISTRATIVE AGENT
127 Public Square
Cleveland, Ohio  44114
Attention:  Large Corporate

      Reference is made to the Credit Agreement dated as of December 17, 2004 (as amended, supplemented or restated from time to time, the "Credit Agreement"), among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the "Borrowers"), the financial institutions named on Annex A thereto (collectively, the "Lenders"), Keybank National Association, as Letter of Credit Issuer, and Keybank National Association, as Administrative Agent (the "Administrative Agent"). Capitalized terms used, but not defined in this Compliance Certificate have the meaning given them in the Credit Agreement.

      This certificate is delivered pursuant to Section 8.1(c)(ii) of the Credit Agreement.

      I certify to each of the Lenders and the Administrative Agent that I am the ________________* of Holdings on the date hereof and that:

            1. The financial statements attached hereto were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Borrowers as of the dates indicated and the statements of operations of the Borrowers for the periods indicated (the "Subject Period"),

            2. During the Subject Period, no Incipient Default or Event of Default has occurred which has not been cured or waived (except for any Event of Default or Incipient Default described on the attached schedule), and

            3. Calculations necessary to determine the Borrowers' compliance with Sections 9.7 and 9.8 of the Credit Agreement for or as of the last day of the Subject Period is set out on the attached calculation work sheets.

                                      Very truly yours,

                                      ________________________________________
                                      Name:___________________________________
                                      Title:__________________________________

----------
* Must be the chief financial officer or other responsible financial officer of Holdings.

                                    EXHIBIT F

                                     FORM OF
                              ASSIGNMENT AGREEMENT

      This Assignment Agreement (this "Assignment Agreement") between _________________ (the "Assignor") and ________________ (the "Assignee") is
dated as of ______________ , ____. The parties hereto agree as follows:

      1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement, dated as of December 17, 2004 (as heretofore and hereafter amended, modified, renewed or extended from time to time, the "Credit Agreement"), among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the "Borrowers"), the financial institutions named on Annex A thereto (collectively, the "Lenders"), KeyBank National Association, as Letter of Credit Issuer, and KeyBank National Association, as administrative agent for the Lenders (the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, a ___ percent (___%) interest (the "Purchased Percentage") in the Commitment of the Assignor and in the Assignor's Ratable Portion of the Loans and the other Obligations, such that, after giving effect to the assignment and assumption hereinafter provided for, (a) the Commitment of the Assignee shall equal ___________ Dollars ($______________) and its percentage (that is, its Ratable Portion) of the Total Commitment Amount, the Loans and the other Obligations shall equal _________ percent (______%), and
(b) the Commitment of the Assignor shall equal _______ Dollars ($______) and its percentage (that is, its Ratable Portion) of the Total Commitment Amount, the Loans and the other Obligations shall equal ______ percent (____%).

      2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey all of its right, title and interest in and to the Purchased Percentage of (i) the Commitment of the Assignor (as in effect on the Effective Date), (ii) any Revolving Credit Loan made by the Assignor or other Obligation owing to the Assignor which is outstanding on the Effective Date, (iii) any Note delivered to the Assignor pursuant to the Credit Agreement, (iv) the Assignor's participation in the Letters of Credit, and (v) the Credit Agreement and the other Loan Documents. Pursuant to Section 14.1(b) of the Credit Agreement, on and after the Effective Date the Assignee shall have, with respect to the Purchased Percentage, the same rights, benefits and obligations as the Assignor had under the Credit Agreement and the Loan Documents, all determined as if the Assignee were a "Lender" under the Credit Agreement with ____________________ Dollars ($___________) of the Total Commitment Amount and a Ratable Portion of _______ percent (___%). The Effective Date (the "Effective Date") shall be two Banking Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Attachment I hereto, and any consents substantially in the form of Attachment II hereto, required to be delivered to the Administrative Agent, together with a fee of $3,500, in accordance with Section 14.1(b) of the Credit Agreement, have been delivered to the Administrative Agent; provided, however, that, in the event that the Borrowers shall appropriately deliver a Notice of Borrowing or a Rate Conversion/Continuation Request prior to the time at which all of conditions to the effectiveness of this Assignment shall have been met, the Effective Date shall be the Banking Day immediately following the day upon which the Revolving Credit Loans by the Lenders are to be made under such Notice of Borrowing or the Rate Conversion or Rate Continuation is to be effected in accordance with such Rate Conversion/Continuation Request. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 are not made on or prior to the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date on the Banking Day prior to the proposed Effective Date and will notify the Assignee of any pending Notice of Borrowing or Rate Conversion/Continuation Request which would delay such proposed Effective Date.

      3. ASSUMPTION. For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Credit Agreement and the Loan Documents which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Total Commitment Amount in accordance with the provisions set forth in the Credit Agreement as if the Assignee were a "Lender" under the Credit Agreement with ____________ Dollars ($______) of the Total Commitment Amount, that is, with a Commitment of $__________ and a Ratable Portion of ___%. The Assignee agrees to be bound by all provisions relating to "Lenders" under and as defined in the Credit Agreement and the Loan Documents, including, without limitation, provisions relating to the dissemination of information and the payment of indemnification. The Assignee agrees further to deliver to the Administrative Agent, concurrently herewith, a completed Administrative Questionnaire, substantially in the form attached hereto as Attachment III.

      4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the Purchased Percentage of the Assignor's Commitment and Ratable Portion of Loans and other Obligations. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date. In consideration for the sale and assignment of Loans hereunder, (i) with respect to all Prime Rate Loans made by the Assignor outstanding on the Effective Date, the Assignee shall pay the Assignor, on the Effective Date, an amount in [Dollars] equal to the Purchased Percentage of all such Prime Rate Loans, and
(ii) with respect to each LIBOR Loan made by the Assignor outstanding on the Effective Date, on the earliest of (a) the last day of the Interest Period therefor or (b) such earlier date agreed to by the Assignor and the Assignee or
(c) the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the earliest such date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount in [Dollars] equal to the Purchased Percentage of such LIBOR Loan. On and after the Effective Date, the Assignee will also remit to the Assignor any amounts of interest on Loans and fees received from the Administrative Agent which relate to the Purchased Percentage of Loans made by the Assignor and other Obligations accrued for periods prior to the Payment Date, in the case of LIBOR Loans, or the Effective Date, in the case of Prime Rate Loans and other Obligations, and not theretofore paid by the Assignee to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrowers with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor on demand the Purchased Percentage of interest for such period on such LIBOR Loan at the applicable rate provided by the Credit Agreement. In the event that either party hereto receives any payment to which (or to a portion of which) the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it (or such portion) to the other party hereto.

      5. CONFIDENTIALITY. By executing and delivering this Assignment, the Assignee (a) acknowledges that the Borrowers may have trade secrets and have financial and other data and information the confidentiality of which is material to their business and (b) without limiting the generality of the assumptions and other agreements set forth in Section 3 the Assignee agrees to keep confidential any such data and information as provided in Section 15.11 of the Credit Agreement.

      6. CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY. The Assignee represents and warrants to the Assignor, the Borrowers, the Administrative Agent, the Letter of Credit Issuer, and the other Lenders that (a) it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor, (b) the Assignee confirms that it meets the requirements to be an assignee as set forth in Section 14.1 of the Credit Agreement; (c) the Assignee confirms that it is able to fund the Loans as required by the Credit Agreement and (d) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Loan Documents as are required to be performed by it as a Lender thereunder. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Loan Documents, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Loan Documents,
(iii) the financial condition or creditworthiness of the Borrowers or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrowers or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Credit Agreement or the Loan Documents, except for its or their own bad faith or willful misconduct. The Assignee appoints the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof.

      7. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

      8. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 14.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Loan Documents, or any Law and that any consent required under the terms of the Credit Agreement or any of the Loan Documents has been obtained, (ii) the assignee under such assignment from the Assignee shall agree to assume all (or the assigned portion, as the case may be) of the Assignee's obligations hereunder in a manner satisfactory to the Assignee, and (iii) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

      9. REDUCTIONS OF AGGREGATE AMOUNT OF COMMITMENTS. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Effective Date, the percentage of the Total Commitment Amount assigned to the Assignee (that is, the Purchased Percentage of the Assignor's Commitment and Ratable Portion on the date hereof) shall remain the percentage specified in
Section 1 hereof, and the dollar amount of the Commitment of the Assignee shall be recalculated based on the reduced Total Commitment Amount.

      10. ENTIRE AGREEMENT. This Assignment Agreement and the attached consent embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

      11. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.

      12. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature page(s) hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNEE]

By:_______________________

Title:

Address:

[NAME OF ASSIGNOR]

By:_______________________

Title:

Address:

                                  ATTACHMENT I
                                       TO
                          FORM OF ASSIGNMENT AGREEMENT

NOTICE OF ASSIGNMENT

Lincoln Electric Holdings, Inc.
The Lincoln Electric Company
Lincoln Electric International Holding Company
Harris Calorific, Inc.
Lincoln Global, Inc.
_______________________________________
_______________________________________
Attention:  Chief Financial Officer

KeyBank National Association, as Administrative Agent
127 Public Square
Cleveland, Ohio 44114
Attention: Large Corporate

KeyBank National Association, as Letter of Credit Issuer
127 Public Square
Cleveland, Ohio 44114
Attention: Large Corporate

From:  [NAME OF ASSIGNOR]

[NAME OF ASSIGNEE]

                                                        ___________, ___

      1. We refer to that Credit Agreement, dated as of December 17, 2004 (as heretofore and hereafter amended, modified, renewed or extended from time to time, the "Credit Agreement"), among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, Harris Calorific, Inc. and Lincoln Global, Inc. (collectively, the "Borrowers"), the financial institutions named on Annex A thereto (collectively, the "Lenders"), including _________________________ (the "Assignor"), KeyBank National Association, as Letter of Credit Issuer, and KeyBank National Association, as administrative agent for the Lenders (as such, the "Administrative Agent"). Capitalized terms used herein and in any consent delivered in connection herewith and not otherwise defined herein or in such consent shall have the meanings attributed to them in the Credit Agreement.

      2. As of the date hereof, the Commitment of the Assignor is ___________ Dollars ($________), and its Ratable Portion is ________ percent (____%). The Assignor and ____________(the "Assignee") have entered into an Assignment Agreement, dated as of ________,20__, pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, a ______ percent (__%) interest (the "Purchased Percentage") in and to all of the Assignor's rights and obligations under the Credit Agreement such that, effective as of the "Effective Date" (as hereinafter defined), (a) Assignee's share of the Total Commitment Amount (that is, its Commitment) shall equal __________ Dollars ($__________) and Ratable Portion shall be ______ percent (___%), and (b) Assignor's remaining share of the Total Commitment Amount (that is, its Commitment) shall equal ______ Dollars ($________) and Ratable Portion shall be ______ percent (___%), [or, if Assignor's entire interest is transferred] (b) Assignor shall have no further Commitment and shall no longer be a Lender under the Credit Agreement.

      The "Effective Date" shall be the later of __________, ____ or two Banking Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and payments required by Sections 14.1(a), 14.1(b) and 14.1(c) of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied; provided further, however, that, in the event that the Borrowers shall appropriately deliver a Notice of Borrowing or a Rate Conversion/Continuation Request prior to the time at which all of conditions to the effectiveness of the Assignment shall have been met, the Effective Date shall be the Banking Day immediately following the day upon which the Loans by the Lenders are to be made under such Notice of Borrowing or the Rate Conversion or Rate Continuation is to be effected in accordance with such Rate Conversion/Continuation Request.

      3. The Assignor and the Assignee hereby give to the Borrowers, the Letter of Credit Issuer and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before ____________, ____ to determine if the Assignment Agreement will become effective on such date pursuant to Section 2 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 2 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the occurrence of the Effective Date.

      4. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Credit Agreement which it has assumed under the Assignment Agreement and (ii) to be bound by the terms and conditions of the Credit Agreement as if it were a "Lender".

      5. The Assignor and the Assignee request and agree that any payments to be made by the Administrative Agent to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

      6. The Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrowers to execute and deliver the Note or Notes to the Assignor and the Assignee in accordance with Section 14.1(c) of the Credit Agreement. The Assignor [or

Assignee] agrees to deliver to the Administrative Agent, for delivery to the Borrowers, the Assignor's existing Note upon the Assignee's [and the Assignor's] receipt of [a] new Note[s] in the amount[s] set forth above.

      7. The Assignee advises the Administrative Agent and the Borrowers that the address listed below is its address for notices under the Credit Agreement:

The Assignee advises the Administrative Agent that the address listed below is the address of its Lending Office and the wire transfer instructions for delivery of funds by the Administrative Agent thereto:

ASSIGNOR                              ASSIGNEE

By:___________________________        By:___________________________
Title:                                Title:

                                  ATTACHMENT II
                                       TO
                          FORM OF ASSIGNMENT AGREEMENT

                    Agent and Letter of Credit Issuer Consent

TO: [NAME OF ASSIGNOR]

[NAME OF ASSIGNEE]

                               ____________, ____

      1. The undersigned (as applicable, the "Administrative Agent" and the "Letter of Credit Issuer") acknowledge receipt from ___________________ (the "Assignor") and ___________________ (the "Assignee") of the Notice of Assignment, dated as of _________, ____ (the "Notice"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in, as the case may be, the Notice or the Credit Agreement (as defined in the Notice).

      2. The Administrative Agent and the Letter of Credit Issuer hereby consent, pursuant to Section 14.1(a) of the Credit Agreement, to the assignment and delegation referred to in the Notice; and the Administrative Agent confirms that, as of the Effective Date, (i) the Commitment of the Assignor and the Ratable Portion of the Assignor in the Total Commitment Amount, the Loans, and the other Obligations are reduced by the Purchased Percentage of such Commitment and such Ratable Portion, such that the Assignor's Commitment and Ratable Portion thereupon shall be $_________ and ___%, respectively,* and (ii) the Assignee shall be considered to be a Lender for all purposes under the Credit Agreement and any of the Loan Documents and thereupon shall have a Commitment of $____________ and a Ratable Portion of ___%.

KeyBank National Association,         KeyBank National Association,
Letter of Credit Issuer               Administrative Agent

By:___________________________        By:___________________________
Title:                                Title:

*Or, if the Assignor's entire interest is assigned, clause (i) shall provide:

      (i) the Commitment of the Assignor and the Ratable Portion of the Assignor in the Total Commitment Amount, the Loans, and the other Obligations shall be transferred in their entirety to the Assignee, and the Assignor thereupon no longer shall be a Lender under the Credit Agreement,

[The following consent shall be included only if the consent of the Holdings is required pursuant to Section 14.1(b) of the Credit Agreement.]

Holdings Consent

      Holdings hereby consent to the assignment and delegation referred to in the Notice and confirm the accuracy of the statements of the Administrative Agent contained in clauses (b)(i) and (ii) of paragraph 2, above, this __ day of __________, _____.

LINCOLN ELECTRIC HOLDINGS, INC.

By_______________________________
Its:_____________________________

                                    EXHIBIT G

                                     FORM OF
                      OPENING ADMINISTRATIVE QUESTIONNAIRE

Borrowers:     Lincoln Electric Holdings, Inc.
               The Lincoln Electric Company
               Lincoln Electric International Holding Company
               Harris Calorific, Inc.
               Lincoln Global, Inc.

Please accurately complete the following information and return via FAX or EMAIL to KeyBank National Association, Administrative Agent, Attention of Marianne Meil, (216) 689-4981 or Marianne_Meil@KeyBank.com, as soon as possible.

FAX Number:

LEGAL NAME TO APPEAR IN DOCUMENTATION:

GENERAL INFORMATION - LENDING OFFICE:

Institution Name:
Street Address:
City, State, Zip Code:

CONTACTS/NOTIFICATION METHODS - CREDIT CONTACTS:

Primary Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:
EMAIL Address:

Backup Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:
EMAIL Address:

TAX WITHHOLDING:

Non Resident Alien
*Form 4224 Enclosed
Tax ID Number
Y*       N

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact:
Street Address:
City, State, Zip Code:
Phone Number:
FAX Number:
EMAIL Address:

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:

Routing Transit/ABA number of Bank where funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional Information:

MAILINGS:

Please specify who should receive financial information:

Name:
Street Address:
City, State, ZIP Code

It is very important that all of the above information is accurately filled in and returned promptly. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number or EMAIL address and we will FAX or EMAIL them a copy of the questionnaire. If you have any questions, please call Marianne Meil of KeyBank National Association at
(216) 689-3549.

                                  Page 2 of 2